Exhibit 10.2

EXECUTION COPY

MASTER LEASE AGREEMENT

Dated as of June 14, 2007

Between

PRIVATE RESTAURANT PROPERTIES, LLC,

as Landlord,

and

PRIVATE RESTAURANT MASTER LESSEE, LLC,

as Tenant

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TABLE OF CONTENTS, continued

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TABLE OF CONTENTS, continued

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TABLE OF CONTENTS, continued

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TABLE OF CONTENTS, continued

		Page
ARTICLE XXVIII TRUE LEASE		60

Section 28.1	True Lease	60

Section 28.2	Acknowledgment of Law	60

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A – Legal Description of the Land

EXHIBIT B – Allocated Individual Applicable Amounts and Release Amounts

EXHIBIT C – Subordination, Nondisturbance and Attornment Agreement

EXHIBIT D – Guaranty

EXHIBIT E – Concept Subleases

EXHIBIT F – Form of Removal Amendment

SCHEDULE 1 – Ground Leases

SCHEDULE 1.2 – Excess Property

SCHEDULE 1.3 – “Go Dark” Purchase Option Properties

SCHEDULE 1.4(a) – Construction Properties

SCHEDULE 1.4(b) – Purchase of Certain Incomplete Construction Properties

SCHEDULE 2A – Landlord’s Loan Documents

SCHEDULE 2B – Pre-Approved Transferees

SCHEDULE 2C – Certain Deemed Affiliates

SCHEDULE 2D – Classification of Certain Fixtures and Trade Fixtures

SCHEDULE 6.1(h) – Reporting Requirements

SCHEDULE 8.2(c) – Permitted RLP Subleases

SCHEDULE 8.2(h) – Certain Superior Leases

SCHEDULE 10.1 – Insurance Requirements

SCHEDULE 15.4 – Arbitration Procedures

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MASTER LEASE AGREEMENT (this “Lease”), dated as of the fourteenth (14th) day of June, 2007, between Private Restaurant Properties, LLC (“Landlord”), a Delaware limited liability company, having offices at 2202 N. West Shore Boulevard, 5th Floor, Suite No. 470A, Tampa, FL 33607 Attention: Chief Financial Officer, and Private Restaurant Master Lessee, LLC, a Delaware limited liability company (“Tenant”), having its principal offices at 2202 N. West Shore Boulevard, Suite No. 500, Tampa, FL 33607, Attention: Chief Financial Officer.

STATEMENT OF INTENT

This Lease constitutes a single, unitary, indivisible, non-severable lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of the parties in regard to an integral part of this transaction. To accomplish the creation of an indivisible lease, the parties intend that from an economic point of view the portions of the property locations leased pursuant to this Lease constitute one economic unit and that the Basic Rent and all other provisions of this Lease have been negotiated and agreed to based on a demise of all the portions of the property locations covered by this Lease as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement and termination provisions and assignment and subletting, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. Subject to the terms and conditions of Section 12.1 hereof, a default of any of the terms or conditions of this Lease occurring with respect to any portion of the Leased Property situated on a particular property location shall be a default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Landlord and Tenant to create a unitary lease shall be preserved and maintained. For the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby. The Lease is intended to be a true lease and not a secured financing for Tenant.

RECITALS

WHEREAS, Landlord has agreed to let to Tenant, and Tenant has agreed to lease from Landlord, certain parcels of real property and improvements each for use for the purposes and related uses herein permitted, defined hereinbelow as the “Leased Property” (all capitalized terms used but not elsewhere defined herein shall have the meaning provided therefor in Article II hereof).

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE I

LEASED PROPERTY; TERM

Section 1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (each, a “Leased Property” and collectively, the “Leased Property”):

(i) those certain tracts, pieces and parcels of land, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Land”);

(ii) all buildings, structures, and other improvements of every kind, including alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the “Leased Improvements”);

(iii) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

(iv) all Fixtures.

Section 1.2 Release of Outparcels. Notwithstanding anything herein to the contrary, Landlord shall have the right from time to time to terminate this Lease, with respect to any Outparcel located at the Leased Property as well as grant in connection therewith in respect of the Leased Property remaining subject to this Lease reasonable easements, restrictions, covenants, reservations and rights of way for, among other things, traffic circulation, ingress, egress, parking, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, including subjecting and/or converting such individual Leased Parcel and Outparcel to a condominium form of ownership (provided the related Condominium Documents do not materially increase Tenant’s obligations hereunder or require Tenant or its Affiliates to modify the accounting treatment or classification of this Lease, as determined by Tenant’s or its Affiliates’ auditors ), all at no cost to Tenant and with no adjustment in Rent (other than a reduction in Taxes and Other Charges as a result of the termination of this Lease with respect to any such Outparcel); provided, in each such case, (x) such Outparcel shall be used for the purpose of erecting, maintaining and operating other structures and improvements not inconsistent with the use of the related Leased Property, and (y) such termination will not materially adversely affect either the value of the remaining portion of the related Leased Property (as distinguished from the value of the entire Leased Property) or the net operating income of the remaining portion of the Leased Property (taking into account, to the extent applicable, any potential loss of revenue resulting if the transfer and development of the Outparcel by Landlord were not to occur), as supported by the Officer’s Certificate of Landlord described below. As used herein, “Outparcel” shall mean those properties described as Outparcels and Leaseable Building Pads on Schedule 1.2 hereto. In connection with any termination permitted pursuant to this Section, Tenant agrees to execute and deliver any instrument reasonably necessary or appropriate to facilitate said action, including, if requested by Landlord, a cross easement agreement and a subordination of this lease to any Condominium Documents or other Property Documents created in connection with , subject to Tenant’s receipt of:

1.	a plot plan identifying the location of the applicable Outparcel;

2.	a metes and bounds description of such Outparcel;

3.	an amendment to the legal description attached as an exhibit to this Lease implementing the proposed release, including a metes and bounds description of the portion of the Land at the relevant Leased Property that will continue to be subject to this Lease after the proposed termination; and

4.	copies of all Property Documents or Condominium Documents created in connection with the release of such Outparcel that will affect the remaining Leased Property.

Section 1.3 Uneconomic Property.

(a) Subject to the terms of this Section, if, at any time during the Term, in the good faith judgment of Tenant (as evidenced by an Officer’s Certificate on behalf of Tenant which describes the basis for such judgment), any Leased Property becomes or imminently will become uneconomic or Unsuitable for its Primary Intended Use, and will remain uneconomic or unsuitable for such use for the foreseeable future or Tenant otherwise desires that a Leased Property be terminated from this Lease (in each case, any such Leased Property, an “Uneconomic Property”), then, Tenant shall have the right (but, except to the extent provided in Section 1.3(d), not the obligation), so long as no Event of Default shall have occurred and be continuing, to request the termination of the Lease with respect to such Uneconomic Property in accordance with the terms of this Section. Tenant shall signify its election to exercise such option by giving notice (each, a “Tenant Termination Election Notice”) of the election to Landlord and Landlord’s Lender, accompanied by the Officer’s Certificate described in the immediately preceding sentence. Upon receipt of a Tenant Termination Election Notice, Landlord shall use reasonable, good faith efforts in cooperation with Tenant to market and sell such Uneconomic Property.

The Lease shall continue with respect to such Uneconomic Property until Landlord sells the same for net sales proceeds to Landlord in an amount not less than the Required Release Amount corresponding to such Uneconomic Property as of the date of sale.

If Landlord (x) sells such Uneconomic Property for not less than Release Price and (y) Tenant pays Landlord the amounts (if any) required pursuant to Sections 1.3 (b), (c) and (d) hereof simultaneously with any such sale of a Leased Property, then the Lease shall terminate with respect to such Uneconomic Property as of the closing of such sale and Tenant shall vacate such Uneconomic Property at or prior to such closing.

Notwithstanding anything to the contrary contained herein, Landlord shall in no event be required to sell an Uneconomic Property (and its efforts to sell shall be deemed reasonable and in good faith it if is unable to sell an Uneconomic Property) for an amount less than the greater of the Applicable Amount or the then applicable Required Release Amount unless Tenant, without obligation to do so and acting in its sole discretion, pays Landlord simultaneously with the closing of the sale of such Uneconomic Property the difference between the sales price and the Required Release Amount.

(b) Tenant hereby agrees to pay all expenses in connection with any actions taken pursuant to this Section, including all out-of-pocket expenses and costs incurred by Landlord, regardless whether a sale of an Uneconomic Property is ultimately effected, including fees and costs of: audits; travel; accounting services; environmental and engineering reports; credit reports; appraisals; property evaluations; preparation, negotiation, execution and delivery of documents; attorneys’ fees and expenses of Landlord; transfer, transfer gains, intangibles, deed and mortgage recording taxes; title insurance; survey; and document recordings and filings and any fees, costs or expenses incurred or payable by Landlord pursuant to or under Landlord’s Loan Documents in connection therewith.

(c) Upon the termination of the Lease with respect to an Uneconomic Property or any Go Dark Leased Property or any Go Dark Purchase Option Property pursuant to clause (a) above, Tenant shall, in addition to any amounts payable pursuant to clause (b) above, pay Landlord an amount equal to the then present value (using a discount rate of 5%) of the excess, if any, of (A) the Base Rent payable in respect of such Uneconomic Property for the remainder of the Term (using, for this purpose the Base Rent Reduction Amount for such Leased Property) over (B) the then Fair Market Rental of such Uneconomic Property for the remainder of the Term.

(d) In addition to the foregoing, if a Leased Property shall not be open for business such that it would be characterized as a Go Dark Leased Property and the aggregate Applicable Amounts for all Leased Properties that then constitute Go Dark Leased Properties (excluding any Go Dark Purchase Option Property unless the holder of such right has waived its right of first offer, right of first refusal or other rights) exceeds the Go Dark Limit, then Tenant shall be obligated to request a termination of such Leased Property (or any other Leased Property that is a Go Dark Leased Property) in accordance with and subject to the conditions and provisions of Section 1.3(a), such that the Go Dark Limit shall no longer be exceeded. Further, if a Leased Property is a Go Dark Purchase Option Property and if the restaurant on such Leased Property shall not be open for business such that it would trigger (assuming the passage of time or the giving of notice, or both) a purchase right, option, termination right or recapture right at such Leased Property, then Tenant shall be obligated to request a termination of such Leased Property in accordance with and subject to the conditions of the provisions of this Section 1.3, unless the holder of such right has waived its right of first offer, right of first refusal or other rights.

(e) The provisions of this Section 1.3 shall be null, void and of no further force or effect and Tenant shall have no further termination rights pursuant to this Section 1.3 upon a foreclosure or delivery of a deed in lieu of foreclosure pursuant to the Landlord’s Loan Documents unless the event giving rise to such right of Landlord’s Lender to foreclose was not the result of an Event of Default.

(f) The provisions of this Section 1.3 shall not apply to any termination of this Lease with respect to any Leased Property pursuant to Section 1.4 hereof, Article X hereof or any other provision of this Lease.

Section 1.4 Construction Properties.

(a) Tenant to Complete. Tenant shall use commercially reasonable efforts to cause each Construction Property to achieve Completion on or before the Construction Property Completion Date, in accordance with the Construction Plans and Specifications applicable to such Construction Property (other than the 1025 Winter Haven Property and 7004 Tampa Property as to which Construction Documents are not applicable). All work required to achieve Completion shall be performed by Tenant subject to and in accordance with the terms hereof, including Article VIII and the other terms and conditions governing Alterations.

(b) Failure to Complete by Construction Property Completion Date. If a Construction Property has not reached Completion by the Construction Property Completion Date, then Tenant shall, on or before the Construction Property Purchase Date, purchase the Construction Property from Landlord, and Landlord shall sell such Construction Property to Tenant, in accordance with the procedures set forth on Schedule 1.4(b). If a Construction Property has achieved Completion prior to the Construction Property Completion Date, all rights and obligations of Landlord or Tenant under this Section 1.4(b) with respect to such Construction Property shall be void and of no further force and effect.

Section 1.5 Term. The term of this Lease (the “Term”) shall commence on the Commencement Date and shall expire at 11:59 p.m. (California time) on June 13, 2022, unless otherwise terminated as provided herein.

Section 1.6 No Merger of Landlord’s Interest. If Landlord or any Affiliate of Landlord shall purchase any fee or other interest in a Leased Property that is superior to the interest of Landlord, such as the ground lessor’s interest in a Ground Leased Property, then the estate of Landlord and such superior interest shall not merge and, without limiting the foregoing, Tenant shall continue to be liable hereunder to pay any ground rent and perform any other obligations of the lessee under such Ground Lease. Further, in the event Landlord or any Affiliate of Landlord acquires a ground lessor’s interest in a Ground Leased Property and the term of the related Ground Lease shall have expired, then Landlord or such Affiliate shall have the right to enter into a new Ground Lease and receive from Tenant reimbursement (or payment) of ground rent in an amount equal to the same ground rent as was payable under the expired Ground Lease, increased by 5 percent, and increased again by 5 percent every fifth anniversary of the commencement of the new Ground Lease.

Section 1.7 Limitation of Term as a Result of Ground Lease Terms. With respect to any Ground Leased Property, the Ground Lease for which has an expiration date (taking into account any renewal options thereunder as of the date hereof or hereafter exercised) prior to the expiration of Term (taking into account any exercised renewal options hereunder), (i) this Lease shall expire with respect to such Ground Leased Property on the business day immediately preceding such Ground Lease expiration date (taking into account the terms of the following clause (ii)), and (ii) if a Ground Lease renewal option is not exercised as of the date hereof and Landlord has not (in its sole discretion) determined to exercise such renewal option, then Tenant may require Landlord to exercise such renewal term on the following terms and conditions: (1) no default on the part of Tenant hereunder or Event of Default shall have occurred and be continuing, (2) Tenant shall notify Landlord, on a date reasonably prior to the date on which such renewal option must be exercised, that Tenant wishes Landlord to exercise such renewal option, and (3) such notice shall constitute Tenant’s agreement to pay to Landlord (as and when the same become due and payable) all base and additional rent and other sums due and payable under the affected Ground Lease during such renewal term (including the portion thereof extending beyond the Term), provided that Landlord shall credit against amounts due under this clause (3), in respect of the portion of the Ground Lease renewal term, extending beyond the Term any rent and similar payments Landlord receives from any third party in consideration for the lease of the premises in respect of such portion of the Ground Lease renewal term.

Section 1.8 Removed Properties. In the event that any Leased Property or any portion thereof is released or terminated from this Lease pursuant to the terms hereof (each, a “Removed Property”) (including as the result of a Casualty, Condemnation or Event of Default), the date of release and termination (such date, the “Property Removal Date”) shall occur on the Rent Payment Date specified in the notice terminating the Removed Property from the Lease (except in connection with any such removal and termination in connection with a Condemnation or sale of all or any portion of a Leased Property as permitted hereunder in which case the release date shall be the purchase date or date of Condemnation) and all sums payable by Tenant hereunder, including the Rent with respect to such Leased Property to be released, shall be prorated through and including the Property Removal Date. This Lease shall terminate as to such Removed Property and such Removed Property shall be separated and removed herefrom on the applicable Property Removal Date. As of and effective upon the applicable Property Removal Date, this Lease shall be automatically deemed amended to: (i) delete and eliminate such Removed Property herefrom and all obligations of Tenant hereunder with respect thereto (except for any such obligations that expressly survive the termination of this Lease); (ii) exclude the applicable Removed Property from the definition of Leased Property; (iii) reduce the

Base Rent by subtracting the Base Rent Reduction Amount applicable to such Removed Property from the Base Rent payable immediately prior to such removal and the amount of Additional Charges by the amounts thereof related and attributable to the Removed Property, and (iv) remove the information relevant to such Removed Property from each of the other schedules and exhibits hereto. With respect to any Removed Property, the terms of items (i) through (iv) above shall not limit the liability of Tenant for any obligations owed by Tenant to Landlord on account of such termination or release of the Removed Property for events occurring prior to the Property Removal Date. If requested by either party, Landlord and Tenant shall execute and enter into a confirmatory amendment to this Lease reflecting the elimination of any Removed Property herefrom in the form attached hereto as Exhibit F. The parties shall execute any such amendment promptly (and in any event within ten (10) Business Days) after the requesting party submits such amendment, properly filled out, to the other for execution.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, (iv) the words “herein,” hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision, (v) the term “including” and words of similar import shall be deemed to be followed by the phrase “without limitation,” (vi) the term “attorneys’ fees” and “attorneys’ fees and expenses” and words of similar import shall be deemed preceded with the word “reasonable,” and (vii) the phrase “Leased Property” shall be deemed to mean a specific Leased Property or all of the Leased Property, as the context may require, and shall be deemed to be followed by the phrase “or any portion thereof”.

1025 Winter Haven Property: The individual Leased Property located at 170 Cypress Gardens Drive, Winter Haven, Florida.

7004 Tampa Property: The individual Leased Property located at 3665 Henderson Boulevard, Tampa, Florida.

Abatement Property: means an individual Leased Property for which Rent has been temporarily abated in whole or in part hereunder as a result of a Casualty or Condemnation.

Acceptable Blanket Policy: As defined in Section 10.1(b)(i).

Additional Charges: As defined in Article III.

Affiliate: A Person or Persons directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under Common Control with the Person or Persons in question. For the purposes of this Lease, (i) Guarantor and its Controlled Affiliates (including Tenant) shall not be Affiliates of Landlord and PRP Holdings, LLC and its Controlled subsidiaries (including Landlord) shall not be Affiliates of Tenant and (ii) the Persons listed on Schedule 2C shall be deemed to be Affiliates of Guarantor.

Alteration: As defined in Section 8.1.

Annual Budget: The variable operating expense budget for each Leased Property prepared by Tenant for the applicable Fiscal Year or other period setting forth, in reasonable detail, Tenant’s good faith estimates of the anticipated variable operating expenses for each Leased Property, including Variable Additional Charges, Scheduled Additional Charges, sales projections and planned capital expenditures.

Applicable Amount: The amount specified in the column titled “Applicable Amount” on Exhibit B hereto.1

Approved Bank: A bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” and a minimum short-term unsecured debt rating of at least “A-1+” by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all the Rating Agencies, then a minimum long-term rating of at least “AA” and a minimum short-term unsecured debt rating of at least “A-1+”, or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P, it being understood that the AA and A-1+ benchmark ratings and other benchmark ratings in this Lease are intended to be the ratings, or the equivalent of ratings, issued by S&P.

Asset-Specific Proprietary Information: As defined in Article XXIV.

Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any individual Leased Property.

Base Rent: As defined in Article III.

Base Rent Commencement Date: As defined in Article III.

Base Rent Reduction Amount: An amount equal to the product of (i) the Applicable Amount and (ii) the applicable Base Rent Reduction Percentage. The Base Rent Reduction Amount for each individual Leased Property using each Base Rent Reduction Percentage are shown on Exhibit B.

Base Rent Reduction Percentage: (a) 6.94% until the sum of the Applicable Amounts for all Removed Properties (including the Removed Property with respect to which the Base Rent Reduction Amount is being calculated) equals one-third (1/3) of the Original Combined Applicable Amount,2 and then (b) 7.19% until the sum of the Applicable Amounts for all Removed Properties (including the Removed Property with respect to which the Base Rent Reduction Amount is being calculated) equals two-thirds (2/3) of the Original Combined Applicable Amount3 and, thereafter, (c)7.44%. For purposes of this definition, “Removed Properties” shall be deemed include any Abatement Property for so long as Rent has been abated hereunder with respect thereto, with the calculation pro-rated appropriately in the case of a partial abatement of Rent. Notwithstanding the foregoing to the contrary, in connection with a reduction of Base Rent resulting from a termination of the Lease as to a Leased Property for Casualty, Condemnation or the sale of a Construction Property pursuant to the terms hereof, the Base Rent Reduction Percentage shall equal 7.19%.

[1]	Appraised FMV
[2]	$329,218,333
[3]	$658,436,667

Bonds: Appeal bonds, security bonds, payment and performance bonds or similar surety bonds issued by a surety reasonably acceptable to Landlord.

Business Day: Any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

Cash: Coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

Cash Management Procedures: As defined in Article XI.

Casualty: As defined in Section 10.2.

Close Affiliate: With respect to any Person (the “First Person”), any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.

Commencement Date: The date of this Lease.

Completion: With respect to any Construction Property other than the 1025 Winter Haven Property and the 7004 Tampa Property, (i) substantial completion of all construction and/or renovation work at such Construction Property in accordance in all material respects with the Construction Plans and Specifications as evidenced by an Officer’s Certificate of Tenant and certification of a Qualified Architect; (ii) the issuance of a certificate of occupancy with respect to the applicable Construction Property; (iii) the issuance and delivery of a “date down” or equivalent endorsement to Landlord’s Title Policy and any title policy issued to Landlord’s Lender with respect to such Construction Property based on an updated title search against such Construction Property disclosing no liens, charges or encumbrances other than Permitted Encumbrances, (iv) the opening of such Construction Property for business to the general public as a Concept restaurant.

With respect to the 7004 Tampa Property, “Completion” shall mean receipt of either a release of such individual Leased Property from the Right of Way recorded in Book 1156, Page 395, as corrected in Book 1202, Page 21, or a release of a sufficient portion of such individual Leased Property from said Right of Way such that the Leased Improvements located on such individual Leased Property and the portion of such 7004 Tampa Property no longer subject to said Right of Way comply with applicable zoning requirements as if such Leased Improvements and such portion the 7004 Tampa Property comprised the entirety of such individual Leased Property (i.e. disregarding, for the purposes of determining such zoning compliance, the portion of such individual Leased Property that continues to be encumbered by said Right of Way) as evidenced by: (i) an Officer’s Certificate specifying that a release in compliance with the immediately preceding sentence of such Property from the Right of Way recorded in Book 1156, Page 395, as corrected in Book 1202, Page 21 has been obtained, (ii) delivery of a “date down” or equivalent endorsement to the Title Policy and any title policy issued to Landlord’s Lender based on an updated title search against such individual Leased Property amending such title policy or policies to reflect such release and (iii) delivery of an updated survey reflecting the removal or revised location of said Right of Way meeting the requirements of Landlord’s Loan Documents.

With respect to the 1025 Winter Haven Property, “Completion” shall mean that the impervious surface coverage of such individual Leased Property is not in excess of the maximum allowed by the zoning ordinance of Winter Haven, Florida (as calculated and determined in accordance with the zoning ordinance of Winter Haven, Florida) or that the Borrower has received a final variance or waiver from compliance with such requirement from Winter Haven, Florida as evidenced by: (i) an Officer’s Certificate specifying that Completion for the 1025 Winter Haven Property has been achieved and (ii) delivery of a PZR Report, or a variance, waiver or evidence of compliance from the applicable zoning authority, or similar evidence, confirming that Completion for the 1025 Winter Haven Property has been achieved.

Concept: Each of Bonefish Grill, Carrabba’s Italian Grill, Cheeseburger in Paradise, Fleming’s Prime Steakhouse and Wine Bar, Lee Roy Selmon’s, Outback Steakhouse, Blue Coral Seafood and Spirits and Roy’s Restaurant, together with any future restaurant concept operated by Guarantor, any Concept Subsidiary or any Affiliate thereof.

Condemnation: As defined in Section 10.3.

Concept Sublease: Each of the following Subleases (copies of which are attached hereto as Exhibit E), together with any amendments thereto, replacements thereof, and any new Sublease entered into by a Concept Subsidiary and Tenant for all or any portion of the Leased Property as and to the extent permitted under the terms and conditions of this Lease: those certain Subleases dated as of the Commencement Date between Tenant and the following Concept Subsidiaries: Outback Steakhouse of Florida Inc., Carrabba’s Italian Grill, Inc., OS Realty, Inc., OS Developers LLC, Bonefish Grill, Inc., OS Pacific, Inc., OS Prime, Inc., OS Southern, Inc. and OS Tropical, Inc.

Concept Subsidiary: Each of Carrabba’s Italian Grill, Inc., Outback Steakhouse of Florida, Inc., OS Realty, Inc., OS Developers LLC, Bonefish Grill, Inc., OS Pacific, Inc., OS Prime, Inc., OS Southern, Inc., OS Tropical, Inc. and any other direct or indirect wholly owned subsidiary or Affiliate of Guarantor that operates any Leased Property or Concept restaurant located thereon directly or indirectly through Affiliates or joint ventures.

Condominium Documents: Condominium declarations; bylaws, covenants, conditions and restrictions relating to a condominium regime; and similar recorded agreements and instruments affecting any Leased Property and binding upon and/or benefiting Landlord or Tenant and other third parties as disclosed in the Title Policy or amendments thereto hereafter consented to by Tenant.

Construction Documents: With respect to each Construction Property other than the 1025 Winter Haven Property and the 7004 Tampa Property: (i) the Construction Plans and Specifications, (ii) the budget for the construction, in accordance with the foregoing plans and specifications, fit-out and opening of such Construction Property, through Completion, and (iii) a schedule and timeline for construction and fit-out, through Completion, of such Construction Property.

Construction Plans and Specifications: With respect to each Construction Property other than the 1025 Winter Haven Property and the 7004 Tampa Property, the construction plans and specifications for such Construction Property.

Construction Properties: Those individual Leased Properties set forth on Schedule 1.4(a). To the extent any such Construction Property is a so-called “dual site” Leased Property (i.e. a single parcel of real property on which a restaurant is already being operated or on which two Construction Properties are located) that has not been legally subdivided, then for the purposes of Tenant’s obligation to purchase such Construction Property pursuant to Section 1.4(b), such Construction

Property shall include the entire parcel of real estate and both such restaurants, unless on and as of the Construction Property Purchase Date, such Construction Property has been legally subdivided and is able to be released from the lien of Landlord’s Loan Documents as an “Outparcel” pursuant thereto.

Construction Property Purchase Price: The purchase price for each Construction Property as set forth on Schedule 1.4(a).

Construction Property Completion Date: The first anniversary of the Commencement Date.

Construction Property Purchase Date: As defined in Schedule 1.4(b).

Continuing Directors: The directors of Holdco on the Commencement Date, as elected or appointed after giving effect to the Contemplated Transactions (as defined in Landlord’s Loan Documents), and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdco (or Guarantor after a Qualifying IPO of Guarantor) is recommended by a majority of the then Continuing Directors or such other director receives the vote of one or more of the Permitted Holders in his or her election by the stockholders of Holdco (or Guarantor after a Qualifying IPO of Guarantor).

Control: (i) The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person.

Default: The occurrence of any event hereunder which, but for the giving of notice or passage of time, or both, would be an Event of Default hereunder.

Depositary: Landlord or, at Landlord’s election, Landlord’s Lender or a depositary selected by Landlord, it being agreed that different Persons may serve as Depositary at any one time and from time to time.

Disqualified Transferee: Any proposed transferee that, (i) has (within the past five (5) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Landlord’s Lender, any affiliate of Landlord’s Lender, any financial institution or other person providing or arranging financing; (ii) has been convicted in a criminal proceeding for a felony or that is an organized crime figure or is reputed (as determined by Landlord and Landlord’s Lender in their sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law that was not dismissed prior to the entry of an order for relief; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

Eligible Collateral: U.S. Government Securities, Debt Securities, Cash and Cash Equivalents, Bonds, Title Endorsements and Letters of Credit, or any combination of the foregoing.

Environmental Laws: Any and all of the following as applicable to Tenant and/or the Leased Property: present and future federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), court or administrative orders or decrees, requirements of permits issued with respect thereto, and other requirements of governmental authorities relating to any Hazardous Substances or Hazardous Substances Activity (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601, et seq.) as heretofore or hereafter amended from time to time).

Event of Default: As defined in Article XII.

Fair Market Rental: With respect to a particular Leased Property, the rental that a willing tenant not compelled to rent would pay a willing landlord not compelled to let for such Leased Property for the Primary Intended Use, excluding all capital improvements (as distinguished from necessary repairs and replacements) paid for by Tenant, determined in accordance with the appraisal procedures set forth in Article XXIII or in such other manner as shall be mutually acceptable to Landlord and Tenant.

First Rental Period Base Rent: Zero and no/100 dollars ($0.00).

Fiscal Year: Each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Lease or the portion of any such 12-month period falling within the term of the Lease in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Lease.

Fiscal Quarter: Each three month period ending March 31, June 30, September 30 and December 31.

Fixed Charge Coverage Ratio: As of any date, the ratio of the TTM EBITDAR of the Leased Properties to the Base Rent for the same twelve month period. For the first twelve months of the Term, the Fixed Charge Coverage Ratio shall be calculated based on notional Base Rent in respect of the relevant period prior to the Commencement Date equal to Base Rent for the applicable Leased Property. From and after the termination of this Lease with respect to any Leased Property pursuant to Section 1.3, 1.4, 10.2, 10.3 or otherwise, the calculation of the Fixed Charge Coverage Ratio shall exclude TTM EBITDAR and Base Rent allocable to such Removed Property.

Fixtures: All general, non-specialized building mechanical, electrical and plumbing and HVAC systems and equipment, elevators and escalators (together with all related controls equipment, parts and supplies used to service, repair, maintain and equip the foregoing), sprinkler systems, fire suppression/fire alarm systems, security system, awnings, ceiling tile and grids, restroom and utility plumbing fixtures, carpeting, hard wood flooring, domestic water heaters, brick pizza oven, and general and emergency lighting, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but excluding all items included within Tenant’s Personalty. Without limiting the generality of the foregoing, with respect to any Concept restaurant, the term Fixtures shall specifically include the items set forth as “Fixtures” on Schedule 2D.

Founders: (i) Christopher T. Sullivan, Robert D. Basham and J. Timothy Gannon; (ii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the siblings of the Persons referred to in clause (i); (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) or (ii), such Person’s estate, executor, administrator or committee administering such estate; (iv) any trust created for the benefit of the Persons described in any of clauses (i) through (iii) or any trust for the benefit of any such trust; or (v) any Person Controlled by any of the Persons described in any of clauses (i) through (iv).

GAAP: Generally accepted accounting principles from time to time in effect and as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination; provided, however, that if Tenant notifies Landlord that Tenant requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Commencement Date in GAAP or in the application thereof on the operation of such provision (or if Landlord notifies Tenant that Landlord requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Go Dark: With respect to any Leased Property, other than a Go Dark Purchase Option Property, if the restaurant on such Leased Property (or, in the event there are two restaurants on such Leased Property, either restaurant) is not open for business to the public for a period of ninety (90) consecutive days, unless such closure (i) is a result of a Condemnation of or casualty or other damage or injury to such Leased Property or (ii) is in connection with an Alteration permitted hereunder.

Go Dark Purchase Option Property: A Leased Property having an Operating Agreement which contains a purchase right, termination right, recapture right or option that would be triggered if the applicable restaurant at such Leased Property is not open for business to the public for a period designated in such Operating Agreement, including but not limited to the Leased Properties listed on Schedule 1.3(d) which are specifically designated as having such a purchase right or option.

Go Dark Limit: $197,531,000.

Governmental Authority: Any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

Ground Leases: The ground leases now or hereafter identified on Schedule 1.

Ground Leased Property: The Leased Property subject to the Ground Leases.

Guarantor: OSI Restaurant Partners, LLC, a Delaware limited liability company.

Guarantor Change of Control: The earliest to occur of:

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdco; provided that the occurrence of the foregoing event shall not be deemed a Guarantor Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdco or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of Holdco equal to an amount more than fifty percent (50%) of the amount of common stock of Holdco owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Commencement Date and such ownership by the Permitted Holders represents the largest single block of voting securities of Holdco held by any Person or related group for purposes of Section 13(d) of the Exchange Act, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any one or more of the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of Holdco (or Guarantor in the case of a, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdco shall consist of a majority of the Continuing Directors; or

(b) at any time prior to a Qualifying IPO of Guarantor, Guarantor ceasing to be a directly or indirectly wholly owned subsidiary of Holdco.

Guarantor Facility: The credit facilities provided under the Credit Agreement dated as of the Commencement Date by and among Guarantor, as borrower, Holdco, Deutsche Bank AG, New York Branch, as Administrative Agent and the other lenders party thereto, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

Guaranty: The Guaranty of this Lease executed by Guarantor in favor of Landlord, a copy of which is attached hereto as Exhibit D.

Hazardous Substances: Any of the following: (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity” and (ii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters, and other wastes associated with the exploration, development or reduction of crude oil, natural gas, or geothermal resources. Without limiting the foregoing, Hazardous Substances shall also include asbestos and asbestos-containing materials and polychlorinated biphenyls.

Holdco: OSI HoldCo, Inc., a Delaware corporation.

Holdings: Kangaroo Holdings, Inc., a Delaware corporation.

Institutional Lender: Any one or more of the following: a bank, investment bank, trust company, broker-dealer, insurance company, separate account, pension fund, retirement plan, governmental agency, real estate investment trust, investment company, investment company adviser or pension fund adviser, or any Affiliate of any of the foregoing, in each case, whether acting for its own account or as a trustee, fiduciary or agent of others.

Insurance Premiums: As defined in Section 10.1(d).

Interest Rate: The rate of interest, as of any date, equal to one month LIBOR, as reasonably determined by Landlord, plus 175 basis points.

Insurance Requirements: All terms of any insurance policy required hereunder covering or applicable to the Leased Property, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Leased Property or any use of the Leased Property.

Inventory: As defined in and subject to the provisions of the Uniform Commercial Code as in effect in the State of New York.

Land: As defined in Article I with respect to the Leased Property.

Landlord: Private Restaurant Properties, LLC and its successors and assigns.

Landlord Liens: Liens on or against the Leased Property or this Lease or any payment of Rent (i) in favor of any taxing authority by reason of any tax excluded from the definition of “Taxes” hereunder owed by Landlord or (ii) securing Landlord’s Debt or (iii) any new, or any amendment to any existing, easements, rights of way, restrictions or other encumbrances described in clause (e) of the definition of Permitted Encumbrances hereafter granted or entered into by Landlord which are not consented to by Tenant, such consent not to be unreasonably withheld.

Landlord’s Debt: Collectively, (a) that certain mortgage loan in the original principal amount of $475,000,000 made by Landlord’s Lender to Landlord, (b) that certain first mezzanine loan in the original principal amount of $116,000,000 made by Landlord’s Lender to PRP Mezz 1, LLC, (c) that certain second mezzanine loan in the original principal amount of $100,000,000 made by Landlord’s Lender to PRP Mezz 2, LLC, (d) that certain third mezzanine loan in the original principal amount of $50,000,000 made by Landlord’s Lender to PRP Mezz 3, LLC and (e) that certain fourth mezzanine loan in the original principal amount of $49,000,000 made by Landlord’s Lender to PRP Mezz 4, LLC, as the same may be modified, increased, reinstated or refinanced from time to time.

Landlord’s Lender: Collectively, German American Capital Corporation, a Maryland corporation, and Bank of America, N.A., a national banking association, together with their respective successors and assigns and any other lender in respect of Landlord’s Debt.

Landlord’s Loan Documents: The instruments and agreements evidencing, establishing and securing Landlord’s Debt as of the date hereof as set forth on Schedule 2A. In any instance in this Lease in which Tenant (and any Person claiming by, through or under Tenant) is obligated to comply with or perform in accordance with or subject to Landlord’s Loan Documents, Tenant (and such Person) shall not be so obligated to the extent that any new or amendment to any existing Landlord’s

Loan Documents impose any additional obligation, duty or liability on Tenant (or such Person) or diminish any right of Tenant (or such Person) provided for hereunder or would require Tenant or its Affiliates to modify the accounting treatment or classification of this Lease, as determined by Tenant’s or its Affiliates’ auditors.

Lease Security: As defined in Section 3.1(g).

Lease Year: Any Fiscal Year or portion thereof during the Term.

Leased Improvements: As defined in Article I.

Leased Property: As defined in Article I.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Landlord, Tenant or the Leased Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant, at any time in force affecting the Leased Property (other than any subleases, this Lease, and service contracts and other similar agreements now in effect or hereafter entered into in the ordinary course of Tenant’s or any Subtenant’s business), including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way limit the use and enjoyment thereof.

Letter of Credit: An irrevocable, unconditional, transferable, clean sight draft letter of credit, in favor of Landlord and entitling Landlord to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Landlord and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the Tenant being entitled to the return thereof, Landlord shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Lease as Eligible Collateral, unless Tenant shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Landlord that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

LIBOR: The rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)) for deposits in U.S. Dollars in an amount equal to One Million Dollars ($1,000,000) for a one (1) month period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Interest Determination Date or, if such rate does not appear, as reasonably determined by Landlord.

Lien: Any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Leased Property or Tenant, or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, notice or other instrument and mechanics’, materialmen’s and other similar liens and encumbrances.

Limited Default Event: An Event of Default arising out of or resulting from breach of the following provisions of the Lease: Section 26.13.

Litigation Costs: All costs reasonably incurred by Landlord, as applicable, in connection with the successful enforcement by Landlord against Tenant of any provision of this Lease, including attorneys’ fees and expenses, court costs and reasonable consultants’ fees and expenses.

Material Alteration: Any Alteration the cost of which is reasonably anticipated to exceed the Threshold Amount.

Material Sublease: Any Sublease (but not including any Concept Sublease or RLP Sublease) to a single Tenant covering the lesser of (a) 3,000 or more or (b) more than 50% of the square feet of rentable area of any individual Leased Property.

Material Sublease Approval Threshold: Material Subleases with respect to individual Leased Properties having, in the aggregate, designated Applicable Amounts equal to or greater than 5% of the Original Combined Applicable Amount.

Notice: As defined in Article XXII (regardless whether the same is capitalized herein).

Occurrence Date: As defined in Section 12.5

Officer’s Certificate: A certificate made by an individual authorized to act on behalf of Landlord or Tenant, as applicable.

Operating Agreements: Reciprocal easement and/or operating agreements; recorded covenants, conditions and restrictions; and similar recorded agreements affecting any Leased Property and binding upon and/or benefiting Landlord or Tenant and other third parties as disclosed in the Title Policy or hereafter consented to by Tenant.

Original Combined Applicable Amount: An amount equal to the sum of the Applicable Amounts for the Leased Property on and as of the Commencement Date.4

Other Charges: All governmental impositions other than Taxes, and any other governmental or quasi-governmental charges, including vault charges and license fees for the use of vaults, chutes and similar areas appurtenant to the use of a Leased Property, now or hereafter levied or assessed or imposed against any Leased Property or any part thereof (subject to the same exclusion set forth in the proviso in the definition of “Taxes”).

Outparcel: As defined in Section 1.2.

Overdue Rate: On any date, a rate equal to the Interest Rate plus 3%, but in no event greater than the maximum rate then permitted under applicable law.

Permitted Encumbrances : Collectively, (a) all Liens disclosed in the Title Policy, (b) Liens, if any, for Taxes or Other Charges not yet payable or delinquent or which are being diligently contested in good faith in accordance with this Lease, (c) Liens in respect of property or assets imposed by law incurred in the ordinary course of business or in the conduct of Alterations and Restorations, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business or in the conduct of Alterations and Restorations for sums which are not more than thirty (30) days past due or that are being diligently contested in good faith in accordance with the terms hereof, (d) Liens for workers’ compensation, unemployment insurance and

[4]	[$987,655,000]

similar programs, in each case arising in the ordinary course of business that are being diligently contested in good faith in accordance with the terms hereof, (e) Subleases permitted pursuant to this Lease, (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by Tenant in the ordinary course of business) which in each case do not diminish in any material respect the value of the affected Leased Property or affect in any material respect the validity, enforceability or priority of this Lease or the Liens created by Landlord’s Loan Documents, (g) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (h) such other Liens and title and survey exceptions that constitute “Permitted Encumbrances” under Landlord’s Loan Documents and (i) such other title and survey exceptions as Landlord has approved or may approve in writing. In addition, “Permitted Encumbrances” shall include any Landlord Liens, but not for purposes of determining Tenant’s obligations and, except where the terms of this Lease expressly require Tenant to comply with or perform the covenants and obligations of Landlord’s Loan Documents, Tenant shall not be deemed to have agreed to comply with or perform said covenants or obligations of Landlord’s Loan Documents, notwithstanding that Tenant is obligated to observe or perform the Permitted Encumbrances or Property Documents. Further, the term “Permitted Encumbrances” shall not include any new, or any amendment to any existing, easements, rights of way, restrictions or other encumbrances described in clause (f) of the foregoing definition unless Tenant shall have consented thereto.

Permitted Fund Manager: Any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, and (ii) not subject to a bankruptcy proceeding.

Permitted Holders: Each of the Sponsors, the Founders and members of management of Holdco (or its direct parent) who are holders of equity interests of Holdco (or any of its direct or indirect parent companies) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors, Founders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the voting stock of Holdco or any of its direct or indirect parent companies.

Permitted Transferee: Any entity that, together with its Close Affiliates (i) is experienced in owning and/or operating properties similar to the Leased Property, (ii) (a) has a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) immediately prior to such transfer, controls real estate assets of at least $1 Billion, (iii) owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 500 restaurant properties (excluding the Leased Property) containing not fewer than 3,000,000 rentable square feet in the aggregate and (iv) is not a Disqualified Transferee.

Person: Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

Personal Property: All tangible and/or intangible personal property of any kind or nature, Inventory, equipment, furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, investment property, contract rights, accounts, accounts receivable, intellectual property, franchises and licenses, certificates and permits obtained by Tenant, Guarantor and its Affiliates or any Subtenant for its own business, in each case, of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code as in effect in the State of New York) which are located within or about the Leased Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

Policies: As defined in Section 10.1.

Portfolio Four-Wall EBITDAR: For any period, earnings from restaurant and related operations at the Leased Property (after deducting compensation payable directly or indirectly to restaurant employees in the nature of regular salaries, wages and bonuses but prior to any deductions, without duplication, for payment of management services fees to any management partnerships owned by employees or other partners which are based upon earnings or cash flow, elimination of minority partner interests or distributions payable to partners and joint venturers) plus, to the extent deducted in determining such earnings:

i. interest expense,

ii. income taxes,

iii. depreciation and amortization,

iv. any rental expense on real property,

v. regional office allocation and corporate-level overhead expense (including marketing, insurance, accounting and supervision expense allocable to the restaurant-level for internal accounting purposes),

vi. royalty charges from affiliates,

vii. pre-opening expenses and restructuring expenses,

viii. provisions for impairments, closings and disposals, and

ix. any non-cash charges (whether positive or negative including but not limited to gains/ losses on sales of assets, provisions for restatement of prior periods and non-cash compensation expense, including Partner Equity Program expense).

Pre-approved Transferee: Any of the entities set forth on Schedule 2B hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Commencement Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Commencement Date and (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 500 restaurant properties (excluding the Leased Property) containing not fewer than 3,000,000 rentable square feet in the aggregate.

Primary Intended Use: As defined in Section 6.1.

Property Documents: Collectively, the Permitted Encumbrances, Ground Leases, Operating Agreements and Condominium Documents.

Property Removal Date: As defined in Section 1.8.

Proprietary Information: As defined in Article XXIV.

Qualified Architect: Any experienced architect, engineer or construction manager, which may be an employee of Tenant or one of its Affiliates, licensed or registered in the jurisdiction where the applicable Leased Property is located, if required by the laws of such jurisdiction, and has at least five (5) years of architectural experience.

Qualifying IPO: The issuance by Holdco, any direct or indirect parent of Holdco, any subsidiary of Holdings that, directly or indirectly, owns 100% of the issued and outstanding equity interests of Guarantor or Guarantor of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

Rating Agencies: Any one or more of the following designated by Landlord: Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc. or any other nationally-recognized statistical rating agency selected by Landlord.

Release Amount: The designated Release Amount applicable to such Leased Property as set forth on Exhibit B attached hereto.5

Release Price: With respect to each Leased Property as of the time of determination, the product of the designated Release Amount applicable to such Leased Property and the applicable Release Price Percentage.

Release Price Percentage: As of the date of determination, the percentage applicable to the range of the aggregate Release Amounts of the Leased Property that would remain subject to the Lease immediately following such Release, as set forth in the following table:

Range of Aggregate Release Amount Remaining Following Release*	Release Price Percentage
From $888,889,500 to and including $755,566,075[6]	100%
Less than $755,566,075 to and including $622,222,650[7]	110%
Less than $622,222,650 to $0.00	115%

*	The Release Amount attributable to a Construction Property shall be included in the calculation of the aggregate Release Amount upon Completion.

Notwithstanding the foregoing to the contrary, in connection with the sale of a Construction Property pursuant to the terms hereof, the Release Price Percentage shall equal 100%.

[5]	90% of Appraised FMV
[6]	First 15% of value
[7]	Second 15% of value

Removed Property: As defined in Section 1.8.

Rent: Collectively, (i) the Base Rent and (ii) Additional Charges.

Rental Period. As defined in Article III.

Rent Payment Date. As defined in Article III.

Requesting Parties: As defined in Article XXIV.

Required Alteration: As defined in Section 8.1.

Reserve Limitation: As defined in Section 3.1(g).

Reserve Make-Whole Payment: In connection with the payment of any installment of Taxes, insurance premiums or other Additional Charges by Landlord out of Lease Security, an amount equal to the lesser of (i) the Reserve Shortfall Amount and (ii) the amount of the installment of Taxes, insurance or other Additional Charge that is to be paid.

Reserve Shortfall Amount: As defined in Section 3.1(g).

Reserve Makeup Amount: As of the date of determination, an amount equal to the lesser of (x) the Reserve Shortfall Amount and (y) the excess of the Reserve Limitation over the Lease Security then being held by Landlord.

Restoration: As defined in Section 10.2.

Reuters Screen LIBOR01 Page: The display page currently so designated on the Reuters Monitor Money Rates (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates or prices).

RLP Subleases: The Subleases listed on Schedule 8.2(c) between a Concept Subsidiary, as sub-sublandlord and the limited partnerships party thereto as subtenants, for the Leased Property, together with any new Sublease entered into between a Concept Subsidiary, as sublandlord, and Guarantor or any Affiliate of Guarantor or any joint venturer with Guarantor or any Affiliate of Guarantor, as sub-subtenant, and any amendments or modifications thereto or replacements thereof.

Scheduled Additional Charges: As defined in Article III.

Scheduled Lease Payments: As defined in Article III.

Securities Act: The Securities Act of 1933, as amended

Separate Lease: As defined in Section 26.16.

Sponsors: Bain Capital Partners, LLC and Catterton Partners, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

State: The State or Commonwealth in which the particular Leased Property is located.

Sublease. Any lease, sublease, license agreement or occupancy agreement entered into by Tenant or any person claiming by through or under Tenant affecting all or any portion of the Leased Property.

Subtenant: A subtenant, licensee, occupant or other party being granted a right to occupy or use all or any portion of the Leased Property pursuant to a Sublease.

Superior Interests: As defined in Article XV.

Superior Party: As defined in Article XV.

Taxes: All real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents and other governmental charges now or hereafter levied or assessed or imposed against Landlord, Tenant or the Leased Property or rents therefrom or which may become Liens on Tenant’s Personalty, provided that Taxes shall not include any income, franchise, estate, inheritance or gift taxes, or any other tax imposed on or measured by the net income of Landlord, except to the extent that the same is in direct substitution for a tax that would otherwise be included within the definition of “Taxes” hereunder.

Tenant Security Period: Any period (a) commencing on the Rent Payment Date following the conclusion of any two (2) consecutive months for which the Fixed Charge Coverage Ratio is less than 80% of the Fixed Charge Coverage Ratio on the Commencement Date and (b) ending on the day immediately preceding the Rent Payment Date following the conclusion of any two (2) consecutive months for which the Fixed Charge Coverage Ratio exceeds 80% of the Fixed Charge Coverage Ratio on the Commencement Date.

Tenant’s Personalty: Collectively, (a) all of the Personal Property and Trade Fixtures of Tenant, Guarantor and its Affiliates, (b) any licenses or other intellectual property (i) of Tenant, Guarantor and its Affiliates or any Subtenant or (ii) relating to the Concepts or the business of Tenant, Guarantor and its Affiliates or any Subtenant, and (c) any Personal Property or Trade Fixtures of third-party Subtenants, in all cases now owned or hereafter acquired. Without limiting the generality of the foregoing, with respect to any Concept restaurant, Tenant’s Personalty includes all items labeled as “Excluded Personal Property” on Schedule 2D, but expressly excludes all items labeled as “Fixtures” on Schedule 2D.

Tenant’s Termination Election Notice: As defined in Article I.

Term: As defined in Article I.

Threshold Amount: With respect to each individual Leased Property, 33% of the Applicable Amount for such Leased Property (as specified on Exhibit B hereto).

Title Endorsement: An endorsement to the Title Policy and any corresponding title insurance policy insuring the lien of Landlord’s Loan Documents in form reasonably acceptable to Landlord and Landlord’s Lender insuring Landlord and Landlord’s Lender against any loss, cost or damage incurred by such Person as a result of the foreclosure of the lien or execution of judgment specified in such endorsement or the failure of such other assurance set forth therein.

Title Policy: The ALTA (or equivalent) title insurance policy acquired by Landlord or Landlord’s predecessor-in-interest most recently prior to the date hereof (i) naming Landlord or Landlord’s predecessor-in-interest as the insured and (ii) insuring Landlord’s or Landlord’s predecessor-in-interest’s ownership of the Leased Property subject to the exceptions and exclusions set forth therein.

Trade Fixtures: Any furniture, furnishings, signs, machinery, equipment or improvements installed, placed or made on or to the Leased Property by Tenant or its Affiliates or any Subtenant, whether or not affixed to the Leased Property, and either (i) used for the specific purposes of the business being conducted by Tenant or any Subtenant thereon or (ii) that contains or displays the trade name or proprietary marks or intellectual property of any Concept or Subtenant, including electronic data-processing and other office equipment, refrigerators, refrigeration units, freezers, coolers, stoves, ovens, fryers, kitchen exhaust, dishwashers, bars, bar sinks and bar equipment, booths, serving stations, phone systems, computer systems, decorative lighting and chandeliers (as opposed to general, primary or emergency lighting) and trade signage, and any and all additions, substitutions and replacements of any of the foregoing; provided, however, that with respect to any Concept restaurant, the term Trade Fixtures expressly excludes any items set forth as “Fixtures” on Schedule 2D.

Transfer: To, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

TTM EBITDAR: As of any date, on a trailing twelve months basis, Portfolio Four-Wall EBITDAR at the Leased Property.

Unavoidable Delays: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease.

Uneconomic Property. As defined in Article I.

Unsuitable for Its Primary Intended Use: A state or condition at a Leased Property such that by reason of damage or destruction, or a partial taking by condemnation, in the good faith judgment of Tenant, reasonably exercised, the Leased Property cannot by operated on a commercially practicable basis for its Primary Intended Use.

ARTICLE III

RENT

Section 3.1 Rent. Tenant will pay to Landlord, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Landlord’s address set forth above or at such other place or to such other person, firms or corporations as Landlord may designate in writing from time to time Base Rent (as defined below). In addition, Tenant will pay to Landlord or the Person otherwise entitled thereto all Additional Charges during the Term on or before the same are delinquent.

(a) Base Rent:

For the period commencing on the Base Rent Commencement Date through June 13, 2012, an annual amount equal to $ 71,006,686, which amount shall increase by ten percent (10%) on June 14, 2012 and June 14, 2017, subject to reduction as hereinafter provided in connection with the termination of a Leased Property.

Base Rent for each Fiscal Year shall be payable in advance in twelve (12) equal installments, on the ninth (9th) day of each calendar month of the Term (the “Rent Payment Date”), provided that if such ninth (9th) day is not a Business Day, then the Rent Payment Date shall be the immediately preceding Business Day. Base Rent shall be paid for the period of the ninth (9th) of each month (or, if applicable, the Commencement Date) through the eighth (8th) of the next month (or, if applicable, the expiration of the Term) (each, a “Rental Period”), provided that the first and last payments of Base Rent shall be prorated as to any partial Rental Period, based on the number of days within the Term during such Rental Period and the number of days in such Rental Period. Tenant hereby agrees to make any reasonable changes with respect to the definitions of “Rent Payment Date” or “Rental Period,” including, without limitation, changing the Rent Payment Date and Rental Period, as may be requested in connection with any Landlord’s Debt. Notwithstanding the foregoing, Base Rent in respect of the period from and including the Commencement Date to but not including the Base Rent Commencement Date shall equal the First Rental Period Base Rent. The first Rent Payment Date shall be, and the first installment payment of Base Rent shall be payable on, July 9, 2007 (the “Base Rent Commencement Date”), which payment shall include (i) the First Rental Period Base Rent and (ii) Base Rent in respect of the Rental Period beginning July 9, 2007 and ending August 8, 2007.

Base Rent shall be reduced by the applicable Base Rent Reduction Amount applicable to any Leased Property with respect to which this Lease is terminated on the applicable Property Removal Date as provided in Section 1.8.

(b) Survival. The obligations of Tenant and Landlord contained in this Section 3.1 shall survive the expiration or earlier termination of this Lease.

(c) Scheduled Additional Charges. In addition to the Base Rent payable with respect to the Leased Property, Tenant shall pay and discharge as and when due and payable: Taxes and Other Charges as provided in 6.1(b), insurance premiums as required pursuant to Article X and all fixed charges due under the Property Documents in respect of the Leased Property (collectively, “Scheduled Additional Charges” and, together with Base Rent, “Scheduled Lease Payments”). As and to the extent required under Section 3.1(e), Tenant shall pay Scheduled Additional Charges to Landlord, on a monthly installment basis on each Rent Payment Date as follows:

(i) Taxes and Other Charges. Tenant shall pay all Taxes and Other Charges as set forth in Section 6.1(b) herein, in advance in equal monthly installments.

(ii) Insurance Premiums. During any period that an Acceptable Blanket Policy satisfying the requirements of Section 10.1(b) is not in full force and effect, Tenant shall pay on each Rent Payment Date one twelfth (1/12) of the annual amount of all premiums for the insurance coverage required to be maintained pursuant to Article X hereof (without regard to the Acceptable Blanket Policy).

(iii) Fixed Charges Under Property Documents. Tenant shall pay all fixed charges and other fixed or scheduled amounts due under the Property Documents. For such amounts as are payable on a monthly basis, Tenant shall pay on each Rent Payment

Date the amount next coming due. For such amounts as are payable on some other basis, Tenant shall pay on each Rent Payment Date, the portion of the amount next coming due.

(d) Variable Additional Charges. In addition to the Scheduled Lease Payments payable with respect to the Leased Property, Tenant shall pay and discharge as and when due and payable the following (collectively, “Variable Additional Charges” and, together with Scheduled Additional Charges, “Additional Charges”):

(i) Utility Charges. Tenant shall pay all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, security, common area or association charges, dues or assessments, variable charges under the Operating Agreements and other utilities used or consumed in connection with the applicable Leased Property during the Term.

(ii) Other Amounts. Tenant shall pay, as Additional Charges, all other amounts, liabilities and obligations that Tenant assumes or agrees to pay under this Lease, including all of its indemnification obligations set forth herein.

(iii) Late Payment of Base Rent. If any Base Rent shall not be paid on its due date, Tenant will pay to Landlord on demand, as Variable Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) on the amount of such Scheduled Lease Payment, from the due date of such Scheduled Lease Payment to the date of payment thereof.

(iv) Late Payment of Additional Charges. If any payment of Additional Charges (but with respect to Variable Additional Charges, only those Variable Additional Charges which are payable directly to Landlord, if any) shall not be paid within five (5) Business Days after such payments are due and payable, Tenant will pay to Landlord on demand, as Variable Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) on the amount of such payment, from the due date of such payment to the date of payment thereof.

(e) Additional Charge; Escrow of Scheduled Lease Payments. To the extent that Tenant timely pays any Additional Charges to Landlord pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. If and to the extent required by Landlord’s Loan Documents, Tenant shall deposit each Scheduled Lease Payment (to the extent required to be paid to Landlord hereunder) into an escrow account (the “Escrow Account”) designated by Landlord (which designation shall be irrevocable without the consent of Landlord’s Lender) under the sole dominion and control of Landlord (or Landlord’s Lender), on the Rental Payment Date on which such Scheduled Lease Payment is due hereunder. Landlord shall apply the amounts so deposited to the payment of Scheduled Lease Payments, and, upon an Event of Default under the Lease, to such other amounts due and owing to Landlord from Tenant as Landlord shall elect. In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Rent.

Landlord shall have the right to have the Escrow Account held with a Depositary. Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing and pursuant to the terms of Section 10.1(b), Tenant shall not be required to pay any amounts to Landlord in respect of insurance premiums for insurance required to be maintained hereunder that is maintained under blanket policies and, with respect to any other policies required to be maintained hereunder, so long as Landlord’s Lender does not require Tenant to pay such amounts to Landlord.

(f) Escrow of Rent During Tenant Security Period or Event of Default. In consideration of Landlord’s waiver of a customary security deposit upon the commencement of the Lease, during the continuance of a Tenant Security Period or an Event of Default, without limitation of Landlord’s other remedies hereunder or the provisions of clause (e) above requiring Scheduled Lease Payments to be deposited into the Escrow Account, Tenant shall deposit into the Escrow Account on each Rent Payment Date in addition to the applicable Scheduled Lease Payment in respect of such Rental Period to be deposited in the Escrow Account pursuant to Section 3.1(e), an amount equal to Landlord’s reasonable estimate of Variable Additional Charges in respect of the applicable Rental Period. Landlord shall either apply amounts so deposited to the payment of Variable Additional Charges or, to the extent Tenant pays any such Variable Additional Charges directly to the person entitled thereto (other than as a result of the Reserve Limitation described below) will promptly reimburse Tenant for its payment of such amounts, and, upon an Event of Default, Landlord may apply such amounts to such other amounts due and owing to Landlord from Tenant as Landlord shall elect. Notwithstanding the foregoing, Tenant may pay any Variable Additional Charges directly to the person entitled thereto and elect not to seek reimbursement from the Escrow in which event Tenant shall not thereafter have any obligation to deposit Variable Additional Charges in the Escrow unless and to the extent that on any Rent Payment Date the balance in the Escrow Account is less than Tenant would otherwise be required to deposit on such Rent Payment Date in respect of Variable Additional Charges. Upon the expiration of any such Tenant Security Period or cure of any such Event of Default, Landlord shall, or shall cause Landlord’s Lender to, return to Tenant promptly after Tenant’s request, any amounts deposited pursuant to this Section 3.1(f) not applied to the payment of Variable Additional Charges or otherwise as permitted pursuant to this Lease.

(g) Limit on Reserves, Deposits and Collateral Provided By Tenant. Notwithstanding anything herein to the contrary, the aggregate amount of Base Rent and Additional Charges deposited with Landlord pursuant to Section 3.1(e) or (f), whether in an Escrow Account or otherwise (excluding any installment of Base Rent paid on or in respect of (but no more than 5 Business Days prior to) any Rental Payment Date in respect of the Rental Period commencing on such Rental Payment Date), and Eligible Collateral provided to Landlord in connection with Required Alterations (collectively, “Lease Security”) shall not exceed at any one time an amount equal to two (2) monthly installments of Base Rent as then in effect (the “Reserve Limitation”) and Tenant shall not be required to deposit Additional Charges into an Escrow Account or otherwise with Landlord or post any Eligible Collateral for a Required Alteration that would result in the Landlord holding Lease Security in excess of the Reserve Limitation. Landlord shall promptly return to Tenant any Lease Security in excess of the Reserve Limitation. If and to the extent that, but for the Reserve Limitation, Tenant would be required to make payments to Landlord, pursuant to Section 3(e), or otherwise to deposit or post Lease Security in excess of the Reserve Limitation (the amount of such excess, from time to time, the “Reserve Shortfall Amount”), then: (i) at such time as the Lease Security falls below the Reserve Limitation as a result of the application thereof by Landlord to pay Taxes, insurance premiums or other Additional Charges as and to the extent permitted hereunder, then Tenant shall deposit with Landlord on the next Rent Payment Date that is not less than ten (10) Business Days after notice thereof from Landlord, in addition to the Rent otherwise due and payable to Landlord on such Rent Payment Date additional Lease Security in an amount equal to the Reserve Makeup Amount and (ii), Tenant shall, as an administrative convenience to and if requested by Landlord, make a Reserve Make-Whole Payment in respect of any installment of Taxes, insurance premiums and other Additional Charges that becomes due and payable, which payment shall be made on a date no sooner than ten (10) Business Days after notice from Landlord and not more than five (5) Business Days prior to the due date for the applicable installment of Taxes, insurance premiums or other Additional Charges and shall be applied by Landlord to the payment of the applicable installment of Taxes, insurance premiums or other Additional Charges prior to the application of any Lease Security to the payment thereof. For the sake of clarity, it is understood and agreed that no more than one installment of Scheduled Lease Payment shall be made on any Rent Payment Date and that such installment of Scheduled Lease Payments shall be applied to the Base Rent payable in respect of the Rental Period commencing on such Rent Payment Date and otherwise to the payment of Scheduled Additional Charges, as and when the same are due and payable, or as otherwise expressly permitted pursuant to the terms hereof.

Section 3.2 Net Lease. The Base Rent, as well as such Additional Charges as are due and payable to Landlord, shall be paid absolutely net to Landlord, so that this Lease shall throughout the Term yield to Landlord the full amount of the installments of Base Rent, as well as any payments of Additional Charges payable to Landlord, subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. It is the intention of the parties that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and that the Base Rent, Additional Charges and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the obligations to pay or perform the same shall be terminated or abated pursuant to the express provisions of this Lease. This is a net Lease and Base Rent, Additional Charges and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without any counterclaim, abatement, deduction, deferment, setoff, recoupment, suspension, diminution, reduction or defense except as otherwise expressly provided herein.

ARTICLE IV

TERMINATION; ABATEMENT

Section 4.1 No Termination, Abatement, etc. Except as otherwise specifically provided herein, Tenant, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property from whatever cause or any taking of the Leased Property, (b) the interruption or discontinuance of any service or utility servicing the applicable Leased Property, (c) any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Except as otherwise specifically provided herein, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property, or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions this Lease. In any instance where, after the occurrence of an Event of Default, Landlord retains funds which, but for the occurrence of such Event of Default, would be payable to Tenant, Landlord shall refund such funds to Tenant to the extent the amount thereof exceeds all amounts then payable by Tenant under this Lease plus the amount necessary to compensate Landlord for any cost, loss or damage incurred by Landlord in connection with such Event of Default.

ARTICLE V

OWNERSHIP OF THE LEASED PROPERTY

Section 5.1 Ownership of the Leased Property. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease, provided that, until the expiration or earlier termination of this Lease, all capital improvements and additions made by Tenant, at Tenant’s expense, to any Leased Property shall be the property of Tenant and, upon the expiration or earlier termination of this Lease, title to such improvements, additions and replacements shall vest in Landlord.

Section 5.2 Tenant’s Personalty. Tenant may (and shall as provided hereinbelow), at its expense, assemble or place on any parcels of the Land or in any of the Leased Improvements any items of Tenant’s Personalty, and Tenant may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term. Tenant shall, or shall use commercially reasonable efforts to cause its Subtenants to (through the prudent exercise of its rights and remedies, as Sublandlord, under the Subleases), provide and maintain during the entire Lease Term all such Tenant’s Personalty as shall be necessary to operate each Leased Property in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. All of Tenant’s Personalty not removed by Tenant within thirty (30) days following the expiration or earlier termination of this Lease with respect to such Leased Property where such Tenant’s Personalty is located shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefor.

ARTICLE VI

AFFIRMATIVE COVENANTS; PERMITTED USE

Section 6.1 Tenant Covenants. Tenant hereby covenants and agrees with Landlord that:

(a) Existence; Use of Leased Property; Legal Compliance; Insurance.

(i) Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises as necessary in the conduct of its business on the Leased Property and comply in all material respects with all Legal Requirements and all Property Documents applicable to it and the Leased Property in connection therewith. Subject to Landlord’s obligations under Articles X and XI, Tenant shall at all times maintain and preserve the Leased Property and shall keep the Leased Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals and replacements. Tenant will operate, maintain and repair the Leased Property in material compliance with all Legal Requirements and all Property Documents, and will not cause or allow the same to be misused or wasted or to deteriorate, reasonable wear and tear excepted.

(ii) Tenant may use the applicable Leased Property and the Leased Improvements thereof for (x) their current purpose as a full service restaurant (including any of the Concepts) and, provided the same are permitted pursuant to the terms of the applicable Property Documents, for such other uses as may be necessary or incidental to such use (such use, the “Primary Intended Use”), (y) such other current uses of the Leased Property as of the date hereof that are not prohibited by the applicable Property Documents or other provisions hereof and (z) in connection with any Sublease any individual Leased Property (or portion thereof), any other lawful use not prohibited by the applicable Property Documents so long as the remainder of such individual Leased Property is used for the Primary Intended Use. Tenant shall not use the applicable Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. No use shall be made or permitted to be made of a Leased Property, and no acts shall be done, that will cause the cancellation of any insurance policy covering such Leased Property, nor shall Tenant sell or otherwise provide, or permit to be kept, used or sold in or about such Leased Property any article which may be prohibited by applicable law or by Insurance Requirements. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property.

(b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i) Subject to the provisions of Section 6.1(b)(ii) and Sections 3.1(e) and (f), Tenant shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Leased Property prior to the date on which such sums become delinquent. Tenant will deliver to Landlord, upon request, receipts for payment or other evidence satisfactory to Landlord that the Taxes and Other Charges have been so paid (provided Tenant shall not be required to furnish such receipts for payment of Taxes in the event such Taxes have been (or were to have been) paid by Landlord, pursuant to Section 3.1 (e) or (f) or Landlord’s Loan Documents. Subject to the provisions of Section 6.1(b)(ii) and other than Permitted Encumbrances, Tenant shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Leased Property, and shall promptly pay for all utility services provided to the Leased Property. Subject to Section 6.1(b)(ii), Tenant shall pay, bond or otherwise discharge, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on any Leased Property, or on the rents arising therefrom.

(ii) After prior written notice to Landlord, Tenant, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting the Leased Property (other than this Lease or Landlord’s Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for an Event of Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the Leased Property, Tenant or Landlord, or adequate time shall at all times remain prior to such collection, (C) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Tenant is subject and shall not constitute a default thereunder, (D) neither any Leased Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (E) (x) with respect to any contested Taxes or Other Charges or Liens where the failure to pay the same, if the contest is determined adversely to Tenant, would result in a Lien senior to the Lien of Landlord’s Lender or the interest of Tenant hereunder (excluding, however, any “CAM” or common area maintenance or similar charges payable under Property Documents), then Tenant shall have furnished Landlord with Eligible Collateral as security (in an amount reasonably approved by Landlord and required by Landlord’s Loan Documents) to insure the payment of any such Taxes or Other Charges, in each case together with all reasonably anticipated interest and penalties thereon, and (y) with respect to other matters contested under this clause (ii), including “CAM” or common area maintenance and similar charges payable under Property Documents, Tenant shall have made adequate reserves on its financial statements for such contests; provided that, to the extent matters contested under this clause (y) exceed $15 million in the aggregate, the Tenant shall furnish Landlord with Eligible Collateral as security in the amount of such excess, (F) in the case of an Insurance Requirement, the failure of Tenant to comply therewith shall not impair the validity of any insurance required to be maintained by Tenant hereunder or the right to full payment of any claims thereunder, (G) in the case of any essential or significant service with respect to any Leased Property, any contest or failure to pay will not result in a discontinuance of any such service without replacement thereof, (H) in the case of any instrument of record affecting any Leased Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on any Leased Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Landlord or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (I) Tenant shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which may be payable in connection therewith, (J) Tenant shall keep Landlord and Landlord’s Lender informed of the status of such contest at reasonable intervals, and (K) shall otherwise comply with any applicable requirements of Landlord’s Loan Documents to the extent the same do not impose any additional material condition on Tenant’s ability to conduct such contest to the conditions imposed under this Lease. Landlord may pay over any Eligible Collateral or part thereof held by or on behalf of Landlord to the claimant entitled thereto at any time when, in the judgment of Landlord, the entitlement of such claimant is finally established, and Landlord shall otherwise remit any remaining such amounts to Tenant. Landlord shall give Tenant written notice of any such payments promptly following the making thereof. Subject to the foregoing, at Tenant’s timely request, Landlord shall not pay and shall not cause to be paid from any tax or insurance escrow account that may be maintained in connection with Landlord’s Debt the contested Taxes or Other Charges being contested.

(c) Litigation. Tenant shall give prompt written notice to Landlord of any litigation or governmental proceeding pending or threatened in writing against Tenant or against or affecting any individual Leased Property of which it is aware and where the uninsured damages claimed or asserted are in excess of $500,000.

(d) Inspection. Tenant shall permit agents, representatives and employees of Landlord and/or Landlord’s Lender (including any servicer or special servicer on behalf of Landlord’s Lender) to inspect the Leased Property on any Business Day at reasonable hours upon reasonable advance notice.

(e) Notice of Downgrade. Tenant shall give Landlord reasonably prompt notice of any downgrade in the corporate family and credit ratings from Moody’s Investor Service Inc. and Standard & Poor’s, respectively, of the Guarantor.

(f) Cooperate in Legal Proceedings. Tenant shall cooperate fully with Landlord (and with Landlord’s Lender) with respect to any proceedings before any court, board or other Governmental Authority brought by a third party or Governmental Authority against Tenant or the Leased Property which may in any way affect the rights of Landlord (or Landlord’s Lender, as the case may be) hereunder or in respect of the Leased Property and, in connection therewith, permit Landlord (and Landlord’s Lender, as applicable), at its election, to participate in any such proceedings.

(g) Insurance Benefits. Tenant shall cooperate with Landlord (and Landlord’s Lender) in obtaining for Landlord (and Landlord’s Lender, as applicable) the benefits of any insurance proceeds lawfully or equitably payable in connection with the Leased Property, and Landlord (and Landlord’s Lender, as applicable) shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Landlord in case of a fire or other casualty affecting any Leased Property) out of such insurance proceeds.

(h) Financial Reporting and Other Information.

1. Generally. Tenant will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis books, records and accounts as necessary to calculate the Fixed Charge Coverage Ratio in accordance with the terms hereof and to comply with applicable reporting requirements under this Lease.

2. Reporting Requirements. So long as Landlord’s Debt is outstanding, Tenant shall comply with the information keeping and reporting requirements set forth on Schedule 6.1(h) hereto, subject in all instances to the confidentiality provisions of Article XXIV hereof.

3. Governmental Notices. Tenant shall furnish to Landlord, promptly after receipt, a copy of any notice received by or on behalf of Tenant from any Governmental Authority having jurisdiction over the Leased Property as to the commencement or proposed commencement of (i) any Condemnation proceedings with respect to any Leased Property or (ii) any other proceedings, which, if determined adversely to Tenant or the Leased Property, could reasonably be expected to result in uninsured losses, costs or damages to Tenant in excess of $500,000.

(i) Business and Operations. Tenant will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the conduct of its business at the Leased Property.

(j) Property Documents. Tenant shall observe and perform all of the obligations of Landlord under each Property Document; provided, however, that Landlord and not Tenant shall retain, observe and perform all administrative, enforcement and other rights and obligations, if any, of

Landlord as the “Declarant” (as opposed to any such rights or obligations of Landlord in its capacity as the owner of a parcel of real estate subject to such Operating Agreement) under any Operating Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1 Tenant’s Negative Covenants. Tenant covenants and agrees with Landlord that it will not do, directly or indirectly, any of the following:

(a) Liens. Subject to Section 6.1(b)(ii), Tenant shall not, without the prior written consent of Landlord, create, incur, assume, permit or suffer to exist any Lien on any portion of the Leased Property (or any of them) or any other portion of the Leased Property or any expansions or alterations that remain Tenant’s property during the Term, except (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to Landlord’s Loan Documents and (iii) Liens for Taxes or Other Charges not yet delinquent.

(b) Zoning and Uses. Tenant shall not (i) initiate or support any limiting change in the permitted uses of any Leased Property (or to the extent applicable, limiting zoning reclassification of any Leased Property), (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Leased Property or use or permit the use of any Leased Property in each case in a manner that would result in the existing use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) with any materially adverse effect on the value of the Leased Property or that would violate the terms of any Legal Requirements or any Property Document, (iii) modify, amend or supplement any of the terms of any Property Document in a manner adverse in any material respect to the interests of Landlord, (iv) other than Permitted Encumbrances, impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property, (v) execute or file any subdivision plat affecting any Leased Property, institute, or permit the institution of, proceedings to alter any tax lot comprising any Leased Property or (vi) other than Permitted Encumbrances, permit or suffer any Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

ARTICLE VIII

ALTERATIONS; LEASING

Section 8.1 Alterations. Tenant will, at Tenant’s expense, make any demolition, alteration, installation, improvement, expansion, reduction or decoration (each, an “Alteration”) of or to any Leased Property or any part thereof required to cause the Leased Property to comply with Legal Requirements, any Property Document or any provision of this Lease (each, a “Required Alteration”). Tenant shall comply with the provisions of clauses (a), (d), (e) and (f) of this Section 8.1 in connection with any Required Alteration. Tenant will not make any Alteration (other than Required Alterations), except in accordance with the following terms and conditions:

(a) The Alteration shall be undertaken in accordance with the applicable provisions of this Lease, Landlord’s Loan Documents, the Property Documents and all Legal Requirements.

(b) No Event of Default shall have occurred and be continuing and no Default shall occur as a result of such action.

(c) The Alteration shall not materially adversely affect the (i) Primary Intended Use or (ii) fair market value of the Leased Property in question (it being understood and agreed that Alterations undertaken to conform, upgrade or comply with then applicable Concept system standards shall be in compliance with this clause (c)).

(d) A Material Alteration shall be conducted under the supervision of a Qualified Architect and shall not be undertaken until ten (10) Business Days after there shall have been delivered to Landlord, for information purposes only and not for approval by Landlord, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Qualified Architect. Such plans and specifications may be revised at any time and from time to time, provided that material revisions of such plans and specifications shall be delivered to Landlord for information purposes only.

(e) All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall be not less than the standard of quality of the materials generally used at the applicable Leased Property as of the date hereof and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

(f) The cost of any Material Alteration shall be promptly and fully paid for by Tenant. Unless otherwise consented to by Landlord, such consent not to be unreasonably withheld, conditioned or delayed, construction contracts for Material Alterations shall require at least 5% retainage until substantial completion and, thereafter, retainage of 105% of the cost to complete the work. During a Tenant Security Period, no Alteration the cost of which exceeds the Threshold Amount shall be performed by or on behalf of Tenant unless Tenant shall have delivered to Landlord Eligible Collateral as security in an amount not less than the amount by which the estimated cost (as set forth in the Qualified Architect’s written estimate referred to above) of such Alteration exceeds the Threshold Amount, provided that with respect to any Required Alteration, Tenant’s obligation to deliver Eligible Collateral shall be subject to the limitations set forth in Section 3.1(g). In addition to payment or reimbursement from time to time of Tenant’s expenses incurred in connection with any such Alteration, the amount of such security shall be reduced on any given date to the Qualified Architect’s written estimate of the cost to complete the Alteration (including any retainages being withheld by Tenant from its contractors), free and clear of Liens, other than Permitted Encumbrances. Eligible Collateral provided by Tenant pursuant to this Section 8.1(f) shall be held and paid by Landlord solely as provided in this Section 8.1(f) and Section 8.1(g) and shall serve as security for funding the costs of completion of the applicable Material Alteration and shall not otherwise be available to secure any other obligations of Tenant under this Lease.

(g) At any time after substantial completion of any Alteration in respect of which Eligible Collateral is deposited pursuant hereto, the whole balance of any Eligible Collateral so deposited by Tenant with Landlord and then remaining on deposit (together with earnings thereon) may be withdrawn by Tenant and shall be paid by Landlord to Tenant, and any other Eligible Collateral so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Tenant, within ten (10) days after receipt by Landlord of an application for such withdrawal and/or release together with an officer’s certificate from Tenant, and signed also (as to the following clause (a)) by the Qualified Architect, setting forth in substance as follows:

(i) that the Alteration in respect of which such Eligible Collateral was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Landlord under Section 8.1 and that, if applicable, a certificate of occupancy has been issued with respect to such Alteration by the relevant governmental authority(ies) or, if not applicable, that a certificate of occupancy is not required; and

(ii) that to the knowledge of the certifying person all amounts which Tenant is or may become liable to pay in respect of such Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with the terms of this Lease and that, except to the extent of such contests, lien waivers have been obtained from the general contractor and major subcontractors performing such Alterations (or such waivers are not customary and reasonably obtainable by prudent owners in the area where the Leased Property is located).

(h) Tenant shall obtain Landlord’s prior written approval for any Alteration (x) which would, after completion of the Alteration, have a material adverse effect on the value or utility of the Leased Property (it being understood and agreed that Alterations undertaken to conform, upgrade or comply with then applicable Concept system standards shall be deemed not to have a material adverse effect on the value or utility of the Leased Property), provided that Landlord shall approve such Alteration if Tenant covenants with Landlord to restore the applicable Leased Property at the expiration or earlier termination of this Lease to its state prior to such alteration and Landlord is reasonably assured of Tenant’s ability to do so (y) during a Tenant Security Period, which would affect the material structural elements or systems of the applicable Leased Property; provided that Landlord shall not unreasonably withhold, condition or delay its approval.

Section 8.2 Subletting and Assignment.

(a) Generally. Except as expressly provided herein, Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or thereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily or involuntarily or by operation of law except as hereinafter provided.

(b) Certain Subleases and Assignments. Subject to the provisions of Section 8.2(c) and any other express conditions or limitations set forth herein, provided no Event of Default shall have occurred and be continuing,

(i) without the consent of Landlord, Tenant may (A) assign this Lease (in whole but not in part) to any of its Affiliates and (B) sublet all or any part of the Leased Property to any Affiliates (C) sublet all or any part of the Leased Property to any other Person if the consent of Landlord’s Lender is not required under Landlord’s Loan Documents; and

(ii) without the consent of Landlord, Tenant may sublet all or any part of any one or more Leased Properties to one or more Persons (A) in the normal course of the Primary Intended Use, (B) to concessionaires or other third party users or operators of portions of the Leased Property in furtherance of the Primary Intended Use, (C) for such uses as are not otherwise permitted hereunder under Subleases that are not Material Subleases, (D) for such uses as are not otherwise permitted hereunder under Subleases that are Material Subleases until such time as the Material Sublease Approval Threshold is reached, and (E) subject to the provisions and restrictions, limitations and requirements that are applicable to the leasing or subleasing of any Leased Property that are provided in Landlord’s Loan Documents, for such other uses as are not otherwise prohibited hereunder; and

(iii) without the consent of Landlord, this Lease may be assigned by operation of law in connection with a conversion of Tenant form one form of entity organization to another (e.g. from a corporation to a limited liability company) or in connection with any Transfer permitted under Section 26.13; and

(iv) without the consent of Landlord, this Lease may be assigned to any Pre-Approved Transferee; and

(v) with the consent of Landlord, not to be unreasonably withheld, conditioned or delayed, Tenant may sublet all or any part of any Leased Property to one or more Persons for such uses as are not otherwise prohibited hereunder.

Notwithstanding the foregoing (and except as provided in Section 8.2(c)), Tenant shall not sublet all or any portion of one or more Leased Properties if and to the extent such subletting would cause a default or breach under Landlord’s Loan Documents, in which case Landlord shall use reasonable and good faith efforts, at Tenant’s expense, to obtain any consents or approvals required under Landlord’s Loan Documents in connection with such subletting.

(c) Concept and Restaurant Limited Partnership Subleases.

(i) Consent and Approval of Certain Subleases. Without limiting the generality of the foregoing, Landlord acknowledges that the Concept Subleases and the RLP Subleases are expressly permitted hereunder provided that each is and remains fully subject and subordinate to this Lease.

(ii) Concept Subleases. Notwithstanding anything herein to the contrary, so long as Landlord’s Debt is outstanding, Tenant agrees that it shall not modify or amend or enter into any new Concept Sublease without the prior written consent of Landlord and Landlord’s Lender. Notwithstanding the preceding sentence to the contrary, Tenant may modify, amend, replace or enter into a new Concept Sublease without the consent of Landlord or Landlord’s Lender: (i) to reflect the termination of a Leased Property that has been terminated from this Lease, or (ii) otherwise so long as (A) all of the Leased Properties are subleased to a Concept Subsidiary pursuant to one of the Concept Subleases, (B) such amendment or modification to any existing Concept Sublease and such new or replacement Concept Sublease does not reduce or limit any obligation of the applicable Concept Subsidiary to comply with all of the terms and conditions of this Lease applicable to the Leased Property subleased by such Concept Subsidiary under the applicable Concept Sublease and (C) giving effect to the aggregate liability of the Concept Subsidiaries under their respective Concept Subleases (taking into account such amendment or modification or new or replacement Concept Sublease), the Concept Subsidiaries party to the Concept Subleases are liable for all of the obligations of Tenant hereunder pursuant to the Concept Subleases.

(iii) RLP Subleases. Notwithstanding anything herein to the contrary, so long as Landlord’s Debt is outstanding and the Concept Subleases shall remain in full force and effect. then so long as each RLP Sublease otherwise complies with the terms and provisions of Section 8.1(f), each Concept Subsidiary shall be entitled to assign, amend, modify, terminate, waive, or replace any RLP Sublease or otherwise sub-sublease the applicable portion of the Leased Property subleased to it pursuant to an RLP Sublease in its sole and absolute discretion without the consent of Landlord or Landlord’s Lender.

(d) Landlord’s Right to Collect from Assignees and Subtenants. If this Lease is assigned or the applicable Leased Property or any part thereof is sublet (or occupied by any entity other than Tenant and its employees), Landlord, (i) after an Event of Default occurs and so long as it is continuing, may collect the rents from such assignee, and (ii) after the termination, cancellation or surrender of this Lease, may collect the rents from such Subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed (A) a waiver of the provisions set forth in Section 8.2(a), (B) the acceptance by Landlord of such assignee, Subtenant or occupant, as the case may be, as a tenant or (C) release of Tenant from the future performance of its covenants, agreements or obligations contained in this Lease.

(e) No Release; Affirmance of Guaranty. No subletting or assignment shall in any way impair or release the continuing primary liability hereunder of the Tenant named herein, as well as of each subsequent Tenant, and no consent to any subletting or assignment in any particular instance shall be deemed a waiver of the prohibition set forth in this Section 8.2. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 8.2 shall be void at Landlord’s option. In addition and notwithstanding anything herein to the contrary, no assignment of this Lease requiring the consent of Landlord or Landlord’s Lender shall be effective unless Guarantor shall have affirmed in writing that the Guaranty continues in full force and effect notwithstanding such assignment.

(f) Required Assignment and Subletting Provisions. Any assignment and/or Sublease must provide that:

(i) it shall be subject and subordinate to all of the terms and conditions of this Lease and Landlord’s Loan Documents,

(ii) the use of the applicable Leased Property shall not conflict with any Legal Requirement, Property Document, Insurance Requirement or any other provision of this Lease,

(iii) except as otherwise provided herein, no Subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Lease,

(iv) in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Sublease, including extensions and renewals granted thereunder, then, at Landlord’s option, the Subtenant shall make full and complete attornment to Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the Subtenant shall execute and deliver within five (5) days after request by Landlord and the Subtenant shall waive the provisions of any law now or hereafter in effect which may give the Subtenant any right of election to terminate the Sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease, and

(v) in the event the Subtenant receives a written notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, the Subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or Landlord’s Lender if Landlord shall so direct); all rentals received from the Subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

(g) Reimbursement of Landlord’s Costs. Tenant shall pay to Landlord, within ten (10) business days after request therefor, all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord (including, to the extent Landlord is liable for the same, by Landlord’s Lender) in connection with any request made by Tenant to Landlord to assign this Lease or sublet the applicable Leased Property.

(h) Certain Leases Senior. Notwithstanding the foregoing, the parties acknowledge that Landlord is, as of the Commencement Date, the lessor with respect to those leases listed on Schedule 8.2(h) attached hereto (whether by operation of law or otherwise), such leases are, by operation of law, senior to this Lease and the premises demised under such leases are not part of the Leased Property.

ARTICLE IX

MAINTENANCE AND REPAIR

Section 9.1 Maintenance and Repair.

(a) Subject to Articles X and XI and any Unavoidable Delays, Tenant, at its expense, shall, or shall cause, the Leased Property, including all roadways, sidewalks and curbs appurtenant thereto that are part of the Leased Property (including portions to be maintained by non-governmental third parties under any Property Document), in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such Leased Property, or any portion thereof) and shall promptly make all necessary and appropriate repairs and replacements thereto, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, arising by reason of a condition (concealed or otherwise) occurring subsequent or prior to the Commencement Date. All repairs shall, to the extent reasonably achievable, be made in good and workmanlike manner, in accordance with all applicable Legal Requirements. Tenant will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use in breach of the immediately preceding two sentences. To the extent any portion of the Leased Property or any roadways, sidewalks and curbs appurtenant thereto are to be maintained by non-governmental third parties under any Property Document, Tenant’s obligations hereunder shall be to use commercially reasonable efforts to enforce such third party obligations under the Property Documents, and Landlord agrees to cooperate, at Tenant’s sole cost and expense, with any such efforts.

(b) Except as otherwise expressly provided herein, Landlord shall not be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted.

(c) Nothing contained herein and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property.

Tenant will, upon the expiration or prior termination of the Term with respect to any Leased Property, vacate and surrender the same to Landlord in the condition in which the same was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term). In addition, if Tenant so elects, Tenant may remove Tenant’s Personalty from the Leased Property. All Tenant’s Personalty shall be and remain the property of Tenant, provided that any of Tenant’s Personalty not removed by Tenant within thirty (30) days after the expiration or termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord, at Tenant’s expense, without obligation to account therefor or to reimburse or compensate Tenant for the value therefor. Tenant shall have the right during such 30-day period to enter upon the Leased Property and remove all or any part of Tenant’s Personalty and will pay all costs and expenses incurred in removing or disposing of Tenant’s Personalty. Tenant will repair, at its expense, all damage to the Leased Property caused by the removal of Tenant’s Personalty, whether effected by Tenant or Landlord. Landlord shall not be responsible for any loss or damage to Tenant’s Personalty except to the extent such loss or damage is caused by the gross negligence or willful misconduct of Landlord.

Section 9.2 Immaterial Encroachments, Restrictions, etc. If (A) any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject and (B) the same can be cured by Tenant without the expenditure of a material amount of money, then promptly upon the request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of any adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant in good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to permit the continued operation by Tenant of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment.

ARTICLE X

CASUALTY AND CONDEMNATION

Section 10.1 Insurance. Tenant shall keep the applicable Leased Property, and all property located in or on the applicable Leased Property, including Tenant’s Personalty, insured at Tenant’s sole cost and expense with the kinds and amounts of insurance, and issued by such insurance companies, as set forth on Schedule 10.1 hereto. To the extent Schedule 10.1 conflicts with the other provisions of this Section 10.1, the terms and conditions of Schedule 10.1 shall control.

(a) All policies of insurance (the “Policies”) required pursuant to Section 10.1 with respect to the Leased Property (except for property insurance with respect to Tenant’s Personalty) shall name Landlord and Landlord’s Lender (if any) and its successors and/or assigns, as their interest may appear, as additional insureds or loss payees (except that in the case of general liability insurance, Landlord and Landlord’s Lender shall be named as additional insureds and not a loss payee) and (i) shall contain, for the benefit of Landlord’s Lender, a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender’s Loss Payable Endorsement, or their equivalents, naming Landlord’s Lender as the person to which all payments made by such insurance company shall be paid; provided, however, the foregoing shall not apply to payments made in respect of Tenant’s Personalty in any respect or to business interruption insurance proceeds payable in respect of Tenant’s business to the extent such business interruption proceeds exceed Tenant’s Rent obligations in respect of a Leased Property during the Restoration of a Casualty at such Leased Property; (ii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Tenant) and all rights of subrogation against any loss payee, additional insured or named insured; (iii) if directed by Landlord, shall be assigned to Landlord’s Lender (except for property insurance with respect to Tenant’s Personalty); (iv) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect, in proportion to the coverage maintained, than the deductible for such coverage on the date hereof; (v) shall contain such other provisions as Landlord deems reasonably necessary or desirable to protect its interest (and that of Landlord’s Lender, to the extent so requested by Landlord on behalf of Landlord’s Lender), including endorsements providing that: none of Tenant, Landlord, Landlord’s Lender or any other party shall be a co-insurer under said Policies and that no modification that would result in non-compliance with the provisions of this Section 10.1, cancellation or termination of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof; (vi) shall permit Landlord or Landlord’s Lender to pay the premiums and continue any insurance upon failure of Tenant to pay premiums when due, upon the insolvency of Tenant or through foreclosure or other transfer of title to the Leased Property (or any of them) (it being understood that Tenant’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (vii) (A) shall provide that the insurance shall not be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Tenant, Landlord, Landlord’s Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Landlord or Landlord’s Lender knowingly in violation of the conditions of such policy or (B) Landlord and Landlord’s Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder. Within thirty (30) days after request by Landlord, Tenant shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Landlord, taking into consideration changes in liability laws, changes in prudent customs and practices, and the like, such increases in coverage to be consistent with coverage generally required by institutional lenders on loans of amounts similar to Landlord’s Debt and secured by properties comparable to, and in the general vicinity of, the Leased Property.

(b) Insurance Premiums; Certificates of Insurance.

(i) Except as provided in this clause (b)(i), Tenant shall pay the premiums (the “Insurance Premiums”) for the Policies in advance to Landlord, in monthly installments as provided in Section 3.1(e) hereof, subject at all times to the limitations set forth in Section 3.1(g). Notwithstanding the foregoing, during any period that Tenant (A) elects to provide any liability or property insurance required to be maintained pursuant to this Lease under a single liability or property insurance policy, as applicable, covering the Leased Property and at least 75% of the other United States restaurant locations owned or ground leased and operated by Guarantor and its wholly owned subsidiaries and which otherwise satisfies the requirements of the Policies to be provided hereunder (any such policy, an “Acceptable Blanket Policy”) and (B) provides to Landlord evidence satisfactory to it that the Acceptable Blanket Policy is in full force and effect and either (i) there has been no Guarantor Change of Control or (ii) the Insurance Premiums for the Acceptable Blanket Policy for the applicable policy period have been prepaid for the applicable policy period at least one month in advance, Tenant shall not be required to make the monthly installment payments for the Insurance Premiums to Landlord hereunder.

(ii) Tenant shall deliver to Landlord on or prior to the Commencement Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be modified in a manner that would result in such Policies not complying with the provisions of this Section 10.1, canceled, terminated or not renewed without thirty (30) days’ prior notice to Landlord, or ten (10) days’ notice with respect to nonpayment of premium. Tenant shall deliver to Landlord, concurrently with each material change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Tenant pursuant to the first sentence of this clause (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and report shall not be obtainable by Tenant, Tenant may deliver an Officer’s Certificate to such effect in lieu thereof).

(c) Renewal and Replacement of Policies.

(i) Not less than ten (10) Business Days prior to the expiration, termination or cancellation of any Policy, Tenant shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Landlord (and, if requested by Landlord, to Landlord’s Lender) a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Tenant pursuant to clause (b)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Tenant does not furnish the certificates as required under clause (c)(i), Landlord may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Tenant agrees to reimburse Landlord for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (c), Tenant shall deliver to Landlord a report from a reputable and experienced insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Tenant pursuant to this Section 10.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers and that such insurance policies are in full force and effect (or if such report shall not be available after Tenant shall have used its reasonable efforts to provide the same, Tenant will deliver to Landlord an Officer’s Certificate containing the information to be provided in such report) and Tenant shall deliver to Landlord an Officer’s Certificate stating that such insurance otherwise complies in all material respects with the requirements of this Section 10.1.

(d) Separate Insurance. Tenant will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 10.1 unless such insurance complies with clause (c) above.

(e) Additional Insured; Loss Payee. Tenant shall name any Person holding, servicing or administering Landlord’s Debt and reasonably designated by Landlord (including any trustee, servicer or special servicer) as a loss payee (other than with respect to Tenant’s Personalty) or additional insured with respect to any Policy under which Landlord’s Lender is to be so named hereunder.

Section 10.2 Casualty; Application of Proceeds.

(a) Right to Adjust.

(i) If any Leased Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Tenant shall give prompt written notice thereof to Landlord generally describing the nature and extent of such Casualty. Subject to Section 10.2(c), following the occurrence of a Casualty, Landlord, to the extent sufficient insurance proceeds and other amounts made available by Tenant pursuant to Section 10.2(b) are available for restoration, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the affected Leased Property (a “Restoration”) to the extent practicable to be of substantially the same character and quality as prior to the Casualty. If elected by Tenant, Tenant shall undertake such Restoration in which case Landlord shall make available all insurance proceeds in respect of such Casualty, subject to the requirements of Landlord’s Loan Documents. The party undertaking such Restoration hereunder shall restore all Leased Improvements such that when they are fully restored and/or repaired, such Leased Improvements and their contemplated use fully comply with all applicable material Legal Requirements. Notwithstanding anything herein to the contrary, if Landlord does not complete any such Restoration within eighteen (18) months after the date of the applicable Casualty, Tenant may thereafter terminate this Lease as to the affected Leased Property upon not less than thirty (30) days prior written notice, whereupon this Lease shall terminate on the date specified in Tenant’s notice unless such Restoration is completed prior to such date specified by Tenant for termination. The immediately preceding sentence shall not apply if Tenant elects to undertake such Restoration. Landlord shall not be obligated to restore or replace Tenant’s Personalty or any alterations or additions to the Leased Property made by Tenant, unless, with respect to such alterations or additions, the same were Required Alterations. Landlord may settle and adjust the insurance claim in respect of any Casualty; provided that such adjustment is carried out in a reasonable and timely manner and that Tenant shall be entitled, at its own expense, to participate in any such adjustment.

(b) Landlord’s Right to Proceeds. In the case of a Casualty, Tenant shall make available to Landlord all proceeds from insurance policies that are required to be maintained pursuant to Section 10.1 (but excluding proceeds in respect of Tenant’s business interruption insurance, except as necessary for the payment of Tenant’s Rent obligations, as provided below or Tenant’s Personalty) to apply to the cost of the Restoration, plus an amount equal to any applicable deductibles or other self-

retained risks. If Tenant shall have defaulted upon its obligation to maintain insurance in the amounts and of the types required under this Lease, and such default results in insufficient Proceeds to restore or pay Rent owed to Landlord, then Tenant shall pay Landlord such insufficiency. Tenant shall also make available to Landlord, for payment of Tenant’s Rent obligations payable to Landlord during the Restoration, the proceeds of Tenant’s business interruption insurance payable in respect of the Casualty.

(c) Termination of Lease in Certain Circumstances.

(i) Notwithstanding the provisions clauses (a) and (b) above, Landlord shall not be required to restore, repair, replace or rebuild a Leased Property affected by a Casualty if:

(A) Landlord determines in good faith that the Restoration, if diligently prosecuted, could not reasonably be completed within eighteen (18) months, or

(B) the Casualty destroyed more than 50% (by value) of the Leased Improvements with respect to such Leased Property, or

(C) there are insufficient proceeds to complete the Restoration and Tenant has not made sufficient amounts available to complete the Restoration pursuant to Section 10.2(c)(ii); provided that the foregoing shall not limit Tenant’s liability for any default under its obligation to maintain insurance.

(ii) Landlord shall notify Tenant of its election not to restore within ninety (90) days after it is notified of the Casualty, in which case (subject to Tenant’s right in the immediately following sentence), the Lease shall terminate with respect the affected Leased Property on a Rent Payment Date specified in said notice not later than the thirtieth (30th) day after such notice. Notwithstanding Landlord’s notice of its election not to restore, then, Tenant may elect but shall not be required to undertake and complete the Restoration, and in doing so, make use of the related proceeds (provided that no rent abatement for such Casualty shall exceed twelve (12) months), in which event the Lease shall not terminate with respect to the affected Leased Property. In all other events, the Lease will terminate with respect to the affected Leased Property as of the Rent Payment Date specified in Landlord’s notice.

(d) Abatement of Rent. To the extent and for the time that a Casualty renders a Leased Property unusable for the Primary Intended Use (i) the Base Rent shall be reduced by the Base Rent Reduction Amount calculated in respect of such Leased Property and (ii) the Additional Charges in respect of such Leased Property shall abate (other than, in the case of any ground leased property, the ground rent payable thereunder unless the same shall abate by the terms thereof); provided, however, in the case of a Casualty of a type required to be insured against, the Base Rent shall be reduced by the Base Rent Reduction Amount only to the extent that Landlord receives business interruption insurance proceeds for the applicable Rental Period in an amount equal to the Base Rent Reduction Amount (or applicable portion) in respect of such Leased Property and the Additional Charges in respect of such Leased Property.

(e) Surplus. Any surplus which may remain out of proceeds received pursuant to a Casualty (other than proceeds in respect of Tenant’s Personalty) shall be paid to Landlord after payment of such costs of Restoration.

Section 10.3 Condemnation.

(a) Tenant shall promptly give Landlord written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Leased Property (a “Condemnation”) of which it receives written notice and shall deliver to Landlord copies of any and all papers served in connection with such Condemnation. This Lease shall terminate with respect to the affected Leased Property upon the Condemnation of all or substantially all of such Leased Property. A Condemnation of substantially all of a Leased Property shall be deemed to have occurred if (i) 50% or more of the improved portion of such Leased Property shall have been subject to a Condemnation or Tenant is unable to use the Leased Property for the Primary Intended Use for a period in excess of twelve (12) months, (ii) there shall have been a loss of access or egress, parking capacity or any other appurtenance necessary for the operation of such Leased Property substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefore or (iii) the net Condemnation proceeds available are insufficient to permit the Restoration of such Leased Property for economically viable operation in accordance with the Primary Intended Use.

(b) If a portion of the Property is the subject of a Condemnation and the Lease does not terminate with respect to the affected Leased Property pursuant to clause (a) above, then Landlord shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of substantially the same character as prior to such Condemnation, provided that Landlord shall not be obligated to expend in such Restoration more than the net Condemnation Proceeds paid to Landlord in connection with such Condemnation. If elected by Tenant, Tenant shall undertake such restoration in which case Landlord shall make available all condemnation proceeds in respect of such Condemnation, subject to the requirements of Landlord’s Loan Documents. The party undertaking such restoration hereunder shall restore all Leased Improvements such that when they are fully restored and/or repaired, such Leased Improvements and their contemplated use fully comply with all applicable material Legal Requirements. Notwithstanding anything herein to the contrary, if Landlord does not complete any such Restoration within eighteen (18) months after the date of the applicable Condemnation, Tenant may thereafter terminate this Lease as to the affected Leased Property upon not less than thirty (30) days prior written notice, whereupon this Lease shall terminate on the date specified in Tenant’s notice unless such Restoration is completed prior to such date specified by Tenant for termination.

(c) To the extent and for the time that a Condemnation renders a Leased Property unusable for the Primary Intended Use, the Base Rent shall be reduced by the Base Rent Reduction Amount calculated in respect of such Leased Property and the Additional Charges in respect of such Leased Property shall abate.

(d) Landlord is hereby irrevocably appointed as Tenant’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section, and such power shall include the power to substitute Landlord’s Lender in Landlord’s discretion. Tenant shall cause any proceeds that are payable to Tenant to be paid directly to Landlord; provided that the foregoing shall not preclude Tenant from seeking and retaining and Landlord shall not be entitled to collect, receive, retain, compromise or settle any claim for a separate award for (i) Tenant’s Personalty, (ii) moving expenses, (iii) business dislocation damages or (iv) such other claims that Tenant is entitled or permitted to pursue under applicable law in respect of such Condemnation.

(e) Any surplus which may remain out of proceeds or awards received pursuant to a Condemnation in respect of the Leased Property (and not Tenant’s Personalty or other permitted claims of Tenant) after payment of such costs of Restoration shall be paid over to and belong to Landlord.

ARTICLE XI

ACCOUNTS AND RESERVES

Section 11.1 Cash Management Procedures. Tenant hereby agrees to cooperate with Landlord and to execute any and all instruments reasonably requested by Landlord (including, if necessary, the execution of an amendment to this Lease), in the establishment and maintenance of cash management procedures reasonably requested by any Landlord’s Lender in connection with Landlord’s Loan Documents (the “Cash Management Procedures”) with respect to payment of Basic Rent and other amounts payable by Tenant directly to Landlord as and when the same are due and payable hereunder; provided that (A) either (i) such do not increase the obligations of Tenant hereunder or adversely affect Tenant’s rights under this Lease or (ii) if such would increase the obligations of Tenant hereunder or adversely affect Tenant’s rights under this Lease, then Landlord shall compensate Tenant for the same or (B) such would not require Tenant or its Affiliates to modify the accounting treatment or classification of this Lease, as determined by Tenant’s or its Affiliates’ auditors.

ARTICLE XII

EVENTS OF DEFAULT AND REMEDIES

Section 12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) if Tenant shall fail to pay any Scheduled Lease Payment on the date the same is due and payable hereunder, or

(b) Subject to Tenant’s rights under Section 6.1(b), if Tenant shall fail to pay any item of Additional Charges when due and payable and such default shall continue for ten (10) Business Days after receipt of notice thereof from Landlord or the party to whom such payment is required to be made, or

(c) if Tenant shall fail to observe or perform any term, covenant or condition of this Lease not specifically provided for in this Section 12.1 and such failure is not cured within a period of thirty (30) days after receipt of notice from Landlord, unless such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Tenant shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently proceeds to cure the same, such cure period shall be extended for such time as is reasonably necessary for Tenant in the exercise of due diligence to cure such failure, such additional period not to exceed one hundred eighty (180) days, or

(d) if Tenant or Guarantor shall admit in writing its inability to pay its debts generally as they become due; file a petition in bankruptcy or a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or

(e) any petition shall be filed by or against Tenant or Guarantor under Federal bankruptcy laws, or any other proceeding shall be instituted by or against Tenant or Guarantor or such subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or Guarantor, or for any substantial part of the property of Tenant or Guarantor, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Tenant or Guarantor shall take any action to authorize or effect any of the actions set forth above in this paragraph (e), or

(f) if the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding any the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord, (unless Tenant shall be contesting such lien or attachment in good faith in accordance with the terms of this Lease);

and in any such event, Landlord may terminate this Lease on a Rent Payment Date with respect to one or more, or all of the Leased Properties by giving notice of such termination and upon the expiration of the time fixed in such notice, if any, and the failure of the applicable Event of Default to be cured prior to the expiration of such period, the Term shall terminate with respect to the Leased Properties on the Rent Payment Date specified in such notice and all rights of Tenant under this Lease with respect to such Leased Properties shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant’s breach of this Lease.

Tenant shall, to the maximum extent permitted by law, pay as Additional Charges all Litigation Costs as a result of any Event of Default hereunder.

Section 12.2 Certain Remedies. During the continuance of an Event of Default, Landlord shall have the right to terminate this Lease, and otherwise exercise remedies, at any time and from time to time, with respect to one or more, or all, of the Leased Properties, and the termination of this Lease or other exercise of remedies with respect to one or more Leased Properties shall in no way constitute a waiver on the part of Landlord to terminate this Lease on account of such Event of Default, or otherwise exercise remedies, at any time and from time to time, in one or more other instances, with respect to the balance of the Leased Properties.

Section 12.3 Damages. Neither (a) the termination of this Lease pursuant to Section 12.1 with respect to any or all of the Leased Property, (b) the repossession of the applicable Leased Property or any portion thereof, (c) the failure of Landlord, notwithstanding reasonable good faith efforts to relet the applicable Leased Property or any portion thereof, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the applicable Leased Property to and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term in the absence of such termination, and whether or not the applicable Leased Property or any portion thereof shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the applicable Leased Property, after deducting all expenses in connection with such re-letting, including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising costs, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Base Rent would have been payable hereunder if this Lease had not been terminated. Upon Landlord’s repossession of any Leased Property, Landlord shall use reasonable efforts to mitigate its damages by re-letting such Leased Property and, without limitation of the foregoing, shall consider in good faith re-letting opportunities presented to Landlord by Tenant or third parties.

At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such termination, at Landlord’s election, Tenant shall pay to Landlord an amount equal to the net present value (using a discount rate of 5%) of the excess, if any, of the Rent (assuming, with respect to items of Rent that are not fixed or determinable, that the amounts payable by Tenant in respect of such items of Rent during the preceding Lease Year would remain constant throughout the Term) which would be payable hereunder from the date of such termination for what would be the then unexpired term of this Lease if the same remained in effect (with respect to the applicable Leased Property), over the Fair Market Rental (including, for the avoidance of doubt, items of additional rent that would be paid by a third party tenant which shall, to the extent not fixed or determinable, be based on the amounts payable by Tenant in respect of Variable Additional Charges during the preceding Lease Year, without increase) for the same period. In the event this Lease is so terminated prior the expiration of the first full year of the Term, the liquidated damages which Landlord may elect to recover pursuant to this Section shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date. Nothing contained herein shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the applicable Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) make such alterations, repairs and decorations in the applicable Leased Property or any portion thereof as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the applicable Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

Section 12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Landlord rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State where the applicable Leased Property is located.

Section 12.5 Limitations In Respect of Certain Events of Default. Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity; provided, however, with respect to a Limited Default Event, the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of such Limited Default Event (the “Occurrence Date”) shall be limited to the sum of (i) the present value as of the Occurrence Date, discounted at the annual rate of seven and seventy-nine one-hundredths percent (7.79%), of all Basic Rent reserved hereunder for the unexpired portion after the Occurrence Date of the Term devised herein as if this Lease had not expired or been terminated and (ii) any amounts of Additional Rent which are due and payable or have accrued under this Lease after the Occurrence Date while the Tenant remains in possession of the Leased Property after any Limited Default Event that relates to Taxes, Other Charges, and other Scheduled Additional Charges, Variable Additional Charges, repairs, maintenance, environmental maintenance, remediation and compliance and other routine and customary costs and expenses of operating and maintaining the Leased Property. Nothing contained in this Section 12.5 shall limit any amounts payable by Tenant with respect to Basic Rent if any Event of Default that is not a Limited Default Event has occurred.

ARTICLE XIII

LANDLORD’S SELF HELP RIGHTS

Section 13.1 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the applicable Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor including, without limitation, to the fullest extent permitted by law, repossessing the Leased Property and ejecting any Person or property thereon. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Landlord and all costs and expenses (including attorneys’ fees and expenses, in each a case, to the extent permitted by law) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XIV

HOLD-OVER

Section 14.1 Holding Over. If Tenant shall for any reason remain in possession of the applicable Leased Property after the expiration of the Term or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as rental each month, one and one-half times the aggregate of (i) one-twelfth of the aggregate Base Rent payable with respect to the last Lease Year of the Term; (ii) all Additional Charges accruing during the month and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease, in all cases with respect to the applicable Leased Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies to continue its occupancy and use of the applicable Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XV

SUBORDINATION

Section 15.1 Subordination. This Lease and all rights of Tenant hereunder are subject and subordinate to the Lien affecting the Leased Properties created pursuant to Lender’s Loan Documents, whether now or hereafter existing, or the interest of any landlord under a lease senior in title to this Lease, whether now or hereafter existing and to all Property Documents (all such Liens and interests, collectively, the “Superior Interests”), and to all renewals, modifications, consolidations, replacements and extensions of Superior Interests, provided that the holder of such Superior Interest shall have executed and delivered to Tenant a “subordination, nondisturbance and attornment agreement” agreement in favor of Tenant substantially on the same terms and conditions as are contained in the form attached hereto as Exhibit C or such other terms and conditions upon which the parties may agree. Subject to the immediately preceding sentence, this Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant agrees to execute and deliver promptly an agreement in the form attached as Exhibit C hereto or any commercially reasonable form of instrument (in recordable form, if requested) that Landlord or the holder of any Superior Interest (each, a “Superior Party”) may request to evidence such subordination.

Section 15.2 Attornment. If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any such Superior Interest, then Tenant shall, at the option of such purchaser, assignee or any Superior Party, as the case may be, (x) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the Landlord originally named in this Lease and this Lease shall continue as a direct lease between Tenant and such assignee or Superior Party, as the case may be, on all of the terms, covenants and conditions herein contained, or (y) enter into a new lease with such party, as Landlord, for the remaining Term and otherwise on the same terms and conditions of this Lease except that such successor Landlord shall not be (i) liable for any previous act, omission or negligence of Landlord under this Lease; (ii) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent in advance of its due date, unless such modification, amendment or prepayment shall have been approved in writing by the Superior Party through or by reason of which such successor Landlord shall have succeeded to the rights of Landlord under this Lease; or (iii) liable for any security

(if any) deposited pursuant to this Lease unless such security has actually been delivered to such successor Landlord. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder or Tenant.

Section 15.3 Notice of Default to Landlord’s Lender. In the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate this Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (A) until it has given written notice of such act or omission to Landlord’s Lender, and (B) until a reasonable period of time (not less than thirty (30) days) for remedying such act or omission shall have elapsed following giving of such notice and following the time when Lender shall have become entitled under the Landlord’s Loan Documents to remedy the same, provided Lender, with reasonable diligence, shall (i) have pursued such remedies as are available to it under Landlord’s Loan Documents so as to be able to remedy the act or omission, and (ii) thereafter shall have commenced and continued to remedy such act or omission or cause the same to be remedied. This Section 15.3 shall not apply to any termination of this Lease after a Casualty or Condemnation.

Section 15.4 Modifications to Secure Financing. If any Superior Party or prospective Superior Party shall request modifications of this Lease as a condition to the provision, continuance or renewal of any such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto and shall consider and review all such requests in good faith, provided that (A) (i) either such modifications do not increase the obligations of Tenant hereunder or materially adversely affect Tenant’s rights under this Lease or (ii) if such modifications would increase the obligations of Tenant hereunder or materially adversely affect Tenant’s rights under this Lease, then Landlord shall compensate Tenant for the same (B) such modifications would not require Tenant or its Affiliates to modify the accounting treatment or classification of this Lease, as determined by Tenant’s or its Affiliates’ auditors. Disputes as between Landlord and Tenant regarding whether a proposed modification would increase the obligations of Tenant hereunder or adversely affect Tenant’s rights under this Lease, and the compensation that would be payable to Tenant as a result thereof shall be determined by arbitration in accordance with the terms of Schedule 15.4 hereto.

Section 15.5 Delivery of Notices to Landlord’s Lender. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity and address of any Superior Party, no Notice from Tenant to Landlord shall be effective unless and until a duplicate original of such Notice shall be given to such Superior Party at the address set forth in the above described Notice. The curing of any of Landlord’s defaults by such Superior Party shall be treated as performance by Landlord.

Section 15.6 Right of Landlord’s Lender to Enforce Lease. To the extent permitted under the Landlord’s Loan Documents, Landlord’s Lender may exercise the rights of Landlord hereunder, including the right on the part of Landlord to obtain insurance in the circumstances set forth in Section 10.1(e)(ii) hereof.

Section 15.7 Exercise of Landlord’s Discretion. In any instance hereunder in which Landlord must be reasonable in making a request or granting or withholding an approval or consent, Tenant acknowledges and agrees that Landlord may take into account the reasonable objections of Landlord’s Lender.

Section 15.8 Cure of Landlord Defaults. No Landlord default under this Lease shall be deemed to exist as long as any Landlord’s Lender, in good faith, (i) shall have commenced promptly to cure the default in question and prosecutes the same to completion with reasonable diligence and continuity, or (ii) if possession of the Leased Property is required in order to cure the default in question, such

Landlord’s Lender (x) shall have entered into possession of the Leased Property with the permission of Tenant for such purpose or (y) shall have notified Tenant of its intention to institute foreclosure proceedings to obtain possession of Landlord’s interest directly or through a receiver and thereafter prosecutes such proceedings with reasonable diligence and continuity.

Section 15.9 Indemnification. Notwithstanding the existence of any insurance required to be provided hereunder, and without regard to the policy limits of any such insurance, but subject to the other terms and conditions hereof, Tenant will protect, indemnify, save harmless and defend Landlord and Landlord’s Lender and their respective partners, shareholders, officers, directors and employees (each, an “Indemnitee”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Indemnitee by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property while Tenant is in possession of the applicable Leased Property, including any claims made by employees at the Leased Property, (b) any use, misuse, non-use, condition, maintenance or repair by Tenant or anyone claiming by, through or under Tenant, including agents, contractors, invitees or visitors, of the applicable Leased Property or Tenant’s Personalty, (c) any Taxes or Other Charges, (d) any failure on the part of Tenant or anyone claiming by, through or under Tenant to perform or comply with any of the terms of this Lease, (e) any failure by Tenant to perform its obligations under any Sublease and any claims made thereunder, (f) any contest of any Legal Requirement or Insurance Requirement, regardless whether the same is conducted in accordance with the terms hereof. Any amounts which become payable by Tenant under this Section shall be paid within ten (10) days after liability therefor on the part of Tenant is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Indemnitee or may compromise or otherwise dispose of the same as Tenant sees fit. Nothing herein shall be construed as indemnifying an Indemnitee against its own grossly negligent acts or omissions, bad faith or willful misconduct. If at any time an Indemnitee shall have notice of a claim, such Indemnitee shall give reasonably prompt written notice of such claim to Tenant; provided that (i) such Indemnitee shall have no liability for a failure to give notice of any claim of which Tenant has otherwise been notified or has knowledge and (ii) the failure of such Indemnitee to give such a notice to Tenant shall not limit the rights of such Indemnitee or the obligations of Tenant with respect to such claim except to the extent that Tenant incurs actual expenses or suffers actual monetary loss as a result of such failure. Tenant shall have the right to control the defense or settlement of any Claim, provided that (A) if the compromise or settlement of any such claim shall not result in the complete release of such Indemnitee from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of such Indemnitee and (B) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnitee. An Indemnitee shall have the right to approve counsel engaged to defend such claim (such approval not to be unreasonably withheld, conditioned or delayed) and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. Tenant’s liability under this Article with respect to matters arising or accruing during the Term hereof shall survive any termination of this Lease.

The parties hereto agree that this Article XVI shall not apply to those matters specifically covered by the provisions of Article XXV hereof.

ARTICLE XVI

NO WAIVER

Section 16.1 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XVII

REMEDIES CUMULATIVE

Section 17.1 Remedies Cumulative. Except as otherwise expressly provided herein, to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant or any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

ARTICLE XVIII

ACCEPTANCE OF SURRENDER

Section 18.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of any Leased Property, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and Landlord’s Lender (if any) and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord and Landlord’s Lender (if any), shall constitute an acceptance of any such surrender.

ARTICLE XIX

NO MERGER OF TITLE

Section 19.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created thereby or any interest herein or in such leasehold estate and (b) the fee estate in the applicable Leased Property.

ARTICLE XX

CONVEYANCE BY LANDLORD

Section 20.1 Conveyance by Landlord. If Landlord or any successor owner of the applicable Leased Property shall convey such Leased Property other than as security for a debt, and the grantee or transferee of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXI

QUIET ENJOYMENT

Section 21.1 Quiet Enjoyment. So long as Tenant shall pay all Rent as the same becomes due and no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the terms of the Property Documents or liens and encumbrances otherwise permitted to be created by Landlord hereunder and liens hereafter consented to by Tenant.

ARTICLE XXII

NOTICES

Section 22.1 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder (collectively, “Notices” or “notices”) shall be in writing and delivered by hand or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

If to Tenant:	PRIVATE RESTAURANT MASTER LESSEE, LLC
2202 N. West Shore Boulevard, Suite 500
Tampa, FL 33607
Attention: Chief Financial Officer
Telecopy No.: (813) 282-1225
Confirmation No.: (813) 281-2114

With a copy to:	PRIVATE RESTAURANT MASTER LESSEE, LLC
2202 N. West Shore Boulevard, Suite 500
Tampa, FL 33607
Attention: VP – Real Estate
Telecopy No.: (813) 282-1225
Confirmation No.: (813) 281-2114

With copies of any default notices (or correspondence related to any default) or notices given during the continuance of any Event of Default to:	OSI Restaurant Partners, LLC.
2202 N. West Shore Boulevard, 5th Floor
Tampa, FL 33607
Attention: General Counsel
Telecopy No.: (813) 282-1225
Confirmation No.: (813) 281-2114

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Mr. Ian Blasco
Telecopy No.: (617) 516-2010
Confirmation No.: (617) 516-2124

Sullivan & Cromwell LLP
125 Broad Street
New York, N.Y. 10004-2498
Attention: Arthur Adler, Esq.
Telecopy No.: (212) 558-3588
Confirmation No.: (212) 558-3960

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Richard E. Gordet, Esq.
Telecopy No.: (617) 951-7050
Confirmation No.: (617) 951-7491

If to Landlord:	PRIVATE RESTAURANT PROPERTIES, LLC
2202 N. West Shore Boulevard, Suite 470A
Tampa, FL 33607
Attention: Chief Financial Officer
Telecopy No.: (813) 387-8000
Confirmation No.: (813) 830-2497

With a copy to:	PRIVATE RESTAURANT PROPERTIES, LLC
2202 N. West Shore Boulevard, Suite 470A
Tampa, FL 33607
Attention: VP – Real Estate
Telecopy No.: (813) 387-8000
Confirmation No.: (813) 830-2497

With copies of any default notices (or correspondence related to any default) or notices given during the continuance of any Event of Default to:	PRIVATE RESTAURANT PROPERTIES, LLC
2202 N. West Shore Boulevard, Suite 470A
Tampa, FL 33607
Attention: General Counsel
Telecopy No.: (813) 387-8000
Confirmation No.: (813) 830-2497

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Mr. Ian Blasco
Telecopy No.: (617) 516-2010
Confirmation No.: (617) 516-2124

Sullivan & Cromwell LLP
125 Broad Street
New York, N.Y. 10004-2498
Attention: Arthur Adler, Esq.
Telecopy No.: (212) 558-3588
Confirmation No.: (212) 558-3960

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Richard E. Gordet, Esq.
Telecopy No.: (617) 951-7050
Confirmation No.: (617) 951-7491

(a) if required pursuant to Section 15.5 hereof, to Landlord’s Lender, in accordance with the terms of said Section as follows:

German American Capital Corporation, on behalf of the holders of the Notes
60 Wall Street, 10th floor
New York, NY 10005
Attention: Mr. John Beacham and General Counsel
Telecopy No.: (732) 578-4639
Confirmation No.: (212) 250-0164

And to:

Bank of America, N.A.
CMBS Capital Markets
214 North Tryon Street
Mail Code: NC1-027-22-02
Charlotte, North Carolina 28255-0001
Attention: Jeffrey B. Hoyle

With a copy to:

Bank of America Legal Department
GCIB/CMBS
NC1-007-20-01
100 North Tyron Street
Charlotte, North Carolina 28255-0001
Attention: Paul Kurzeja, Esq.

With copies to:	Bank of America, N.A.
Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.
Telecopy No.: (917) 777-2212
Confirmation No.: (212) 735-3000

Bank of America, N.A.
9 West 57th Street
New York, NY 10019
Attention: Mr. Dean Ravosa
Telecopy No.: (212) 847-5695
Confirmation No.: (212) 847-6398

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787
Attention: Tom Higgins, Esq.
Telecopy No.: (212) 354-8113
Confirmation No.: (212) 819-8813

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

ARTICLE XXIII

APPRAISERS

Section 23.1 Appraisers. In the event that it becomes necessary to determine the Fair Market Rental of any property for any purpose of this Lease, and the parties cannot agree amongst themselves on such value within twenty (20) days after the first request made by one of the parties to do so, then the parties shall engage the Valuation Services Division of the Capital Markets Group of Cushman & Wakefield in New York, New York to determine the Fair Market Rental as of the relevant date in accordance with the procedures herein contained. The appraiser employed by Cushman & Wakefield must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto), and shall, within 45 days after engagement of Cushman & Wakefield proceed to appraise the applicable Leased Property to determine the Fair Market Rental thereof as of the relevant date.

If Cushman & Wakefield shall decline such engagement, then the following procedures shall apply. Either party may notify the other of a person selected to act as appraiser on its behalf (which person, if selected by Landlord, shall be subject to the approval of Landlord’s Lender). Within fifteen (15) days after receipt of any such notice, the other party shall by notice to the first party appoint a second person as appraiser on its behalf. Any appraiser thus appointed, must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto), and shall, within 45 days after the notice appointing the first appraiser, as applicable, proceed to appraise the applicable Leased Property to determine the Fair Market Rental thereof as of the relevant date. If one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of the initial appointment, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rental shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20 day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Rental, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Fair Market Rental within 30 days after appointment of such Appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determination of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Rental for such interest.

This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall share equally the fees and expenses of Cushman & Wakefield. If Cushman & Wakefield declines such engagement, then Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and their own legal fees, and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other cost and expenses incurred in connection with each appraisal. If Cushman & Wakefield is not engaged, then any consent or agreement by Landlord as to Fair Market Rental shall be subject to the approval of Landlord’s Lender.

ARTICLE XXIV

CONFIDENTIALITY

Section 24.1 Confidentiality. Landlord (and Landlord’s Lender) shall keep confidential all sales reports and any other proprietary information delivered pursuant to this Lease, (provided any such other proprietary information is clearly marked by Tenant as confidential) (collectively, “Proprietary Information”). Notwithstanding the foregoing, Landlord’s Lender shall be permitted to freely deliver Proprietary Information to such rating agencies, loan servicers and securitization trustees, to prospective participants and purchasers of Landlord’s Debt and interests therein and to prospective holders of securities backed by Landlord’s Debt, and to its and their respective agents and representatives provided that Landlord’s Lender shall inform such parties of the confidential nature of such information and (ii) such party is not a competitor of Guarantor or any Concept Subsidiary. Tenant shall not identify any specific Leased Property to which any Proprietary Information relates (“Asset-Specific Proprietary Information”) unless requested by Landlord’s Lender on behalf of holders or prospective holders of (a) mezzanine loans in respect of Landlord or any interest therein or (b) the unrated or lower-rated securities backed by Landlord’s Debt (collectively, “Requesting Parties”). Landlord and Landlord’s Lender shall be permitted to deliver Asset-Specific Proprietary Information to Requesting Parties, provided that such person (i) executes a commercially reasonable confidentiality and non-use agreement with respect to such information for the benefit of Tenant and Landlord and (ii) is not a business competitor of Guarantor or any Concept Subsidiary.

ARTICLE XXV

ENVIRONMENTAL INDEMNITY

Section 25.1 Environmental Indemnity Provisions. Tenant hereby agrees to hold harmless Landlord and Landlord’s Lender, any successors to their respective interests in this Lease, and the respective directors, officers, employees and agents of any of the foregoing from and against any losses, claims, damages (including consequential damages), penalties, fines, liabilities (including strict liability), costs (including cleanup and recovery costs), and expenses (including expenses of litigation and attorneys’ fees) incurred by Landlord, Landlord’s Lender or any other indemnitee or assessed against the Leased Property by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, for cleanup costs or other costs pursuant to any Environmental Laws, but only to the extent that the same relate to activities or events occurring from and after the date hereof through the expiration of the Term. Tenant’s indemnity shall survive the termination of this Lease, provided, however, Tenant shall have no indemnity obligation with respect to (i) Hazardous Substances first introduced to the Leased Property subsequent to the date that Tenant’s occupancy of the Leased Property shall have fully terminated or (ii) Hazardous Substances introduced to the Leased Property by Landlord, its successors and assigns.

ARTICLE XXVI

MISCELLANEOUS

Section 26.1 Survival of Claims. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination.

Section 26.2 Severability. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

Section 26.3 Maximum Permissible Rate. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be determined at the maximum permissible rate.

Section 26.4 Headings. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 26.5 Exculpation. Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

Section 26.6 Exhibition of Leased Property. Landlord and Landlord’s agent shall have the right to enter the applicable Leased Property at all reasonable times during usual business hours after reasonable notice for the purpose of exhibiting the Leased Property to others. Without limiting the generality of the foregoing, for purposes of satisfying the requirements of Landlord’s Loan Documents or any refinancing, sale or appraisal process, Landlord shall have the right (but not the obligation) to conduct such inspections and audits of the Leased Property as Landlord may desire, and for such purposes Tenant shall provide to Landlord and its representatives access to the Leased Property and Tenant’s books and records with respect to the Leased Property, subject to Article XXIV, at Tenant’s corporate offices (or such other locations as such books and records are kept) as reasonably necessary to audit Tenant’s compliance with its obligations hereunder. Such access shall be provided to Landlord during normal business hours upon reasonable notice. No such inspection or audit conducted by Landlord or its representatives or any report resulting therefrom shall modify or reduce in any way Tenant’s obligations under this Lease.

Section 26.7 Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.

Section 26.8 Governing Law. This Lease shall be construed with respect to each Leased Property under the substantive laws of the State of in which such Leased Property is situated.

Section 26.9 No Waiver. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein construed as a waiver of such default, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

Section 26.10 Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.

Section 26.11 Modifications in Writing. This Lease may only be modified by a writing signed by both Landlord and Tenant and, unless expressly permitted by Landlord’s Loan Documents, any such modification shall not be effective until it is consented to by Landlord’s Lender. In addition, no amendment to this Lease that requires the consent of Landlord’s Lender shall be effective unless Guarantor shall have affirmed in writing that the Guaranty shall continues in full force and effect notwithstanding such amendment.

Section 26.12 No Waiver. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

Section 26.13 Transfers. Except as otherwise expressly provided in this Lease, Tenant shall have no right to Transfer this Lease or Tenant’s leasehold interest in all or any portion of the Leased Property or any direct interest in Tenant, or allow a Guarantor Change of Control, without the prior written consent of Landlord. Notwithstanding anything herein to the contrary and without limiting the generality of the foregoing, the following Transfers shall not require the prior written consent of Landlord or Landlord’s Lender:

(i) a Transfer of interests in Guarantor or direct or indirect owner of Guarantor not constituting a Guarantor Change of Control;

(ii) so long as Holdco Controls Guarantor, Tenant and Landlord, any Transfer of direct or indirect interests in Holdco;

(iii) a Transfer of interests in any Sponsor;

(iv) a Transfer of interests in Tenant or any direct or indirect parent of Tenant as a result of a merger or a Transfer of all or substantially all of the assets of a direct or indirect owner of Tenant or any parent of Tenant to a Permitted Transferee or Pre-Approved Transferee (and thereafter Transfers of interests in any such transferee if it is publicly traded);

(v) a Transfer of any direct or indirect interests in Tenant or any direct or indirect parent of Tenant, provided that subsequent to any such Transfer, more than fifty-one percent (51%) percent of Tenant is owned directly or indirectly by any one or more of the following:

(1)	a Permitted Holder;

(2)	a Permitted Transferee;

(3)	a Pre-Approved Transferee;

(4)	any Person that has been previously approved in writing by Landlord’s Lender and any rating agencies required pursuant to Landlord’s Loan Documents;

(5)	an investment fund, limited liability company, limited partnership or general partnership with committed capital of at least $1,000,000,000 where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 51% of the equity interests in such Permitted Fund Manager are owned, directly or indirectly, by any of the Persons listed above; and

(6)	any successor by merger with respect to or transferee of all or substantially all of the assets of any of the foregoing;

(vi) a pledge or encumbrance of interests in Tenant or any direct or indirect parent of Tenant and any Transfer of such interests in realization upon such pledge or encumbrance, provided not less than fifty-one percent (51%) of such transferee is owned by an entity described in Section 26.13(v), above;

(vii) a pledge or encumbrance of direct or indirect interests in Holdco as security for a loan secured by all or substantially all of the assets of the owner of the interests in Holdco (provided that such interests in Holdco do not constitute more than 25% of such owner’s net worth) and any Transfer of such interests in realization upon such pledge or encumbrance, provided such Transfer does not result in less than fifty-one percent (51%) percent of the direct or indirect interests in Guarantor being owned by a Person described in Section 26.13(v) above;

(viii) a Transfer of direct or indirect interests in any person that holds an indirect interest in Tenant that is either (A) publicly traded or (B) an “umbrella partnership” in which a publicly traded REIT is the general partner;

(ix) a Transfer in connection with a Qualifying IPO (and any subsequent Transfers made in the public market);

(x) a Transfer permitted under the Guarantor Facility, including the pledge, foreclosure of pledge (or deed-in-lieu thereof), or other exercise of remedies as set forth in the Guarantor Facility; or

(xi) any other Transfer of a direct or indirect interest in Tenant, Guarantor or Holdco permitted under Landlord’s Loan Documents or not otherwise expressly requiring Landlord’s consent under this Lease.

Section 26.14 Third Party Beneficiaries. Nothing in this Lease shall be deemed to create any right in any Person (other than the Landlord’s Lender to the extent provided herein) not a party hereto, and this Lease shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than the Landlord’s Lender to the extent provided herein). It is expressly understood and agreed that Landlord’s Lender is and shall be a third party beneficiary of this Lease.

Section 26.15 Waiver of Landlord’s Lien. Landlord hereby waives any statutory or common-law “landlord’s lien” or other lien or security interest on or in Tenant’s Personalty to secure Tenant’s obligations under this Lease. Landlord agrees to execute and deliver to Tenant or Tenant’s lender reasonable documentation confirming that Landlord has not and will not claim a lien on any such property, and further, that Landlord will permit such lender access to the Leased Property in order to secure any such property Tenant may have offered as collateral.

Section 26.16 Litigation Costs. If either Landlord or Tenant commences any action or other proceeding to enforce such party’s rights hereunder, the party substantially prevailing in such action or proceeding shall be entitled, in addition to any award for damages or costs hereunder, to an award of its Litigation Costs.

ARTICLE XXVII

MEMORANDUM OF LEASE; ESTOPPELS

Section 27.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the applicable Leased Property is located, in which reference to this Lease, and all options contained therein, shall be made. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.

Section 27.2 Estoppels.

(a) Tenant Estoppels. Tenant agrees that it shall, at any time and from time to time (but not more than four (4) times in any calendar year) upon not less than ten (10) business days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Additional Charges payable directly to Landlord hereunder and the dates to which the Base Rent and Scheduled Additional Payments payable to Landlord have been paid, that the address for notices to be sent to Tenant is as set forth in this Lease, stating whether or not Landlord is, to Tenant’s knowledge, in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the commencement date and expiration date for the current term, that Tenant is in possession of the Leased Property, and any other matters reasonably requested by Landlord; it being intended that any such statement delivered pursuant to this Section 27.2(a) may be relied upon by Landlord or any prospective purchaser of the Leased Property or any mortgagee thereof or any assignee of any mortgagee upon the Leased Property.

(b) Landlord Estoppels. Landlord agrees that it shall, at any time and from time to time (but not more than four (4) times in any calendar year) upon not less than ten (10) business days’ prior notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Additional Charges payable directly to Landlord hereunder and the dates to which the Base Rent and such Additional Charges have been paid, that the address for notices to be sent to Landlord is as set forth in this Lease, stating whether or not, to Landlord’s knowledge, Tenant is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the commencement date and expiration date for the current term, that Tenant is in possession of the Leased Property, and any other matters reasonably requested by Tenant; it being intended that any such statement delivered pursuant to this Section 27.2(b) may be relied upon by Tenant or any prospective assignee, subtenant or Transferee of Tenant.

ARTICLE XXVIII

TRUE LEASE

Section 28.1 True Lease. Landlord and Tenant intend that this Lease be a true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement.

Section 28.2 Acknowledgment of Law. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first written above.

[Signature blocks to be attached separately.]

Witness #1 as to Leased Property in CT:		LANDLORD:

/s/ Annmarie Pavone		PRIVATE RESTAURANT PROPERTIES,
Name:	Annmarie Pavone	LLC, a Delaware limited liability company

		By:	/s/ Richard Renninger
Witness #2 as to Leased Property in CT:		Name:	Richard Renninger
		Title:	Senior Vice President of Real Estate
/s/ Edward Townsend
Name:	Edward Townsend

TENANT:
Acknowledgement:
PRIVATE RESTAURANT MASTER
For the Tenant:		LESSEE, LLC, a Delaware limited liability company

State of New York
County of Bronx

The foregoing instrument was acknowledged before me this 11, day of April, 2007 by Karen Bremer of Private Restaurant Master Lessee, LLC, a Delaware limited liability company, on behalf of the limited liability company, as the free act and deed of the limited liability company and his/her free act and deed as .		By:	/s/ Karen Bremer
		Name:	Karen Bremer
		Title:	Vice President of Real Estate

/s/ Natasha Frazer
Notary Public

For the Landlord:

State of New York
County of New York

The foregoing instrument was acknowledged before me this 11, day of April, 2007 by Richard Renninger of Private Restaurant Properties, LLC, a Delaware limited liability company, on behalf of the limited liability company, as the free act and deed of the limited liability company and his/her free act and deed as .

/s/ Wendy A. Reynolds
Notary Public

EXECUTION VERSION

CONFORMED COPY

FIRST AMENDMENT TO MASTER LEASE AGREEMENT

This FIRST AMENDMENT TO MASTER LEASE AGREEMENT (this “Amendment”), is dated, made and effective as of September 15, 2007 by and between Private Restaurant Properties, LLC (“Landlord”), a Delaware limited liability company, having offices at 2202 N. West Shore Boulevard, 5th Floor, Suite No. 470A, Tampa, FL 33607 Attention: Chief Financial Officer, and Private Restaurant Master Lessee, LLC, a Delaware limited liability company (“Tenant”), having its principal offices at 2202 N. West Shore Boulevard, Suite No. 500, Tampa, FL 33607, Attention: Chief Financial Officer.

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Master Lease Agreement dated as of June 14, 2007 (the “Master Lease”) with respect to the premises therein contained; and

WHEREAS, Landlord and Tenant desire to modify certain terms of the Master Lease as set forth herein;

NOW THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.	Incorporation of Recitals; Defined Terms. The recitals to this Amendment are incorporated herein by reference as if fully set forth herein. Capitalized terms defined in the Master Lease used but not defined herein are used herein as so defined.

2.	Amendments. The Master Lease is hereby amended as follows:

(a)	Section 1.3(d) of is hereby amended and restated in its entirety as follows:

“(d) In addition to the foregoing, if a Leased Property shall not be open for business such that it would be characterized as a Go Dark Leased Property, then Tenant shall be obligated to request a termination of such Leased Property in accordance with and subject to the conditions and provisions of Section 1.3(a). Further, if a Leased Property is a Go Dark Purchase Option Property and if the restaurant on such Leased Property shall not be open for business such that it would trigger (assuming the passage of time or the giving of notice, or both) a purchase right, option, termination right or recapture right at such Leased Property, then Tenant shall be obligated to request a termination of such Leased Property in accordance with and subject to the conditions of the provisions of this Section 1.3, unless the holder of such right has waived its right of first offer, right of first refusal or other rights.”

(b)	The definition of Go Dark Limit in Section 2.1 is hereby deleted.

(c)	The definition of Material Sublease in Section 2.1 is hereby amended and restated in its entirety as follows:

“Material Sublease: Any Sublease (but not including any Concept Sublease or RLP Sublease) to a single Tenant covering the lesser of (a) 3,000 or more square feet or (b) more than 50% of the square feet, in either case, of the rentable area of the improvements located on any individual Leased Property.”

(d)	Section 8.2(b)(ii) is hereby amended and restated in its entirety as follows:

“(ii) without the consent of Landlord, Tenant may sublet all or any part of any one or more Leased Properties to one or more Persons (A) in the normal course of the Primary Intended Use, (B) to concessionaires or other third party users or operators of portions of the Leased Property in furtherance of the Primary Intended Use, (C) for such uses as are not otherwise prohibited hereunder under Subleases that are not Material Subleases, (D) for such uses as are not otherwise prohibited hereunder under Subleases that are Material Subleases until such time as the Material Sublease Approval Threshold is reached, and (E) subject to the provisions and restrictions, limitations and requirements that are applicable to the leasing or subleasing of any Leased Property that are provided in Landlord’s Loan Documents, for such other uses as are not otherwise prohibited hereunder; and”

3.	Ratification and Confirmation. Except as amended hereby, the Master Lease remains unmodified. As amended hereby, the Master Lease is hereby ratified and confirmed and continues in full force and effect.

4.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one document.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first written above.

Witness #1 as to Leased Property in CT:		LANDLORD:

/s/ Mary T. Mazurek		PRIVATE RESTAURANT PROPERTIES,
Name:	Mary T. Mazurek	LLC, a Delaware limited liability company

Witness #2 as to Leased Property in CT:

/s/ Meagan Cavanaugh		By:	/s/ Joseph Kadow
Name:	Meagan Cavanaugh	Name:	Joseph Kadow
		Title:	Authorized Person

Acknowledgements:

For the Tenant:
TENANT:
State of Florida
County of Hillsborough		PRIVATE RESTAURANT MASTER LESSEE, LLC, a Delaware limited liability company

The foregoing instrument was acknowledged before me this 27, day of Sept., 2007 by Joseph J. Kadow of Private Restaurant Master Lessee, LLC, a Delaware limited liability company, on behalf of the limited liability company, as the free act and deed of the limited liability company and his/her free act and deed as auth. rep..

		By:	/s/ Joseph Kadow
		Name:	Joseph Kadow
		Title:	Authorized Person

Norma P. DeGuenther
Notary Public

For the Landlord:

State of Florida
County of Hillsborough

The foregoing instrument was acknowledged before me this 27, day of Sept., 2007 by Joseph J. Kadow of Private Restaurant Properties, LLC, a Delaware limited liability company, on behalf of the limited liability company, as the free act and deed of the limited liability company and his/her free act and deed as auth. rep..

Norma P. DeGuenther
Notary Public

[First Amendment to Master Lease]

The undersigned, the Guarantor of the above-referenced Master Lease,

hereby consents to the foregoing First Amendment to Master Lease:

OSI RESTAURANT PARTNERS, LLC

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

[First Amendment to Master Lease]

The undersigned, the Landlord’s Lender as defined in the above-referenced Master Lease,

hereby consents to the foregoing First Amendment to Master Lease:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ John K. Beacham
Name:	John K. Beacham
Title:	Vice President

By:	/s/ Boris Zhuravel
Name:	Boris Zhuravel
Title:	Vice President

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Jeffery B. Hoyle
Name:	Jeffery B. Hoyle
Title:	Managing Director

[First Amendment to Master Lease]